UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Cboe Global Markets, Inc.
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2019

Notice of Annual Meeting of Stockholders

and Proxy Statement

April 4, 2019

Dear Cboe Stockholder:

We cordially invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Cboe Global Markets, Inc. to be held on Thursday, May 16, 2019, at 9:00 a.m., local time, on the fourth floor of our principal executive offices located at 400 South LaSalle Street, Chicago, Illinois, 60605.

At the Annual Meeting, you will be asked to do the following:

    elect 13 directors to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

    approve, in a non-binding resolution, the compensation paid to our executive officers;

    ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year; and

    transact any other business that may properly come before the meeting and any adjournments and postponements of the meeting.

Enclosed with this letter are a formal notice of the Annual Meeting, a proxy statement and a form of proxy.

Please carefully review the form of proxy that you receive to confirm that it reflects all of your shares of our stock. If you hold stock in different accounts, you may need to complete multiple proxy cards to vote all of your shares.

If you plan to attend the Annual Meeting in person, please note that you will be required to provide acceptable documentation to gain access to the meeting.  See the information under the heading “What do I need to do to attend the Annual Meeting?” in the attached proxy statement.  If you cannot attend the Annual Meeting in person, a live webcast of the Annual Meeting will be provided on the Investor Relations section of our website at http://ir.Cboe.com, however, please submit your vote in advance.  See the information under the heading “Will the Annual Meeting be webcast?” in the attached proxy statement.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please submit your proxy by Internet or telephone, or complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope that you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Edward T. Tilly
Chairman, President and Chief Executive Officer

Cboe Global Markets, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Cboe Global Markets, Inc. will be held on Thursday, May 16, 2019, at 9:00 a.m., local time, on the fourth floor of our principal executive offices located at 400 South LaSalle Street, Chicago, Illinois, 60605, for the following purposes:

1.

To consider and act upon a proposal to elect 13 directors named in the proxy statement to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

2.	To consider and act upon a non-binding resolution to approve the compensation paid to our executive officers;
3.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year; and
4.	The transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the meeting if you were a stockholder of record at the close of business on March 19, 2019. We also cordially invite you to attend the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible.  For additional details, please see the information under the heading “How do I vote?” in the attached proxy statement.

Internet	Telephone	Mail	In Person

Go to www.investorvote.com/Cboe	Call toll free 1-800-652-VOTE (8683)	Complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope	Attend the meeting in person

By Order of the Board of Directors,

Patrick Sexton
Corporate Secretary

April 4, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2019:

The notice of the Annual Meeting and proxy statement are available on the Investor Relations section of our website at http://ir.Cboe.com/annual-proxy.

We are furnishing this Proxy Statement to you in connection with a solicitation of proxies by the Board of Directors of Cboe Global Markets, Inc., a Delaware corporation, for use at the Cboe Global Markets, Inc. 2019 Annual Meeting of Stockholders on Thursday, May 16, 2019 at 9:00 a.m., local time, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 4, 2019.

Except as otherwise indicated, the terms “the Company,” “Cboe Global Markets,” “we,” “us” and “our” refer to Cboe Global Markets, Inc.  When we use the term “Cboe Options,” we are referring to Cboe Exchange, Inc., a wholly owned subsidiary and predecessor entity of Cboe Global Markets.  On February 28, 2017 (the “Effective Date”), we closed our acquisition of Bats Global Markets, Inc. (“Bats”).

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement for the Cboe Global Markets, Inc. 2019 Annual Meeting of Stockholders (the “Annual Meeting”). It does not contain all of the information that you should consider in voting your shares of our common stock. Before voting, you should carefully read this entire Proxy Statement, as well as our 2018 Annual Report to Stockholders included in this mailing, which includes a copy of our Annual Report on Form 10‑K for the year ended December 31, 2018.

Annual Meeting Information

Meeting Date:	May 16, 2019
Meeting Time:	9:00 a.m. (local time)
Meeting Place:	400 South LaSalle Street; Fourth Floor
Chicago, Illinois 60605
Record Date:	March 19, 2019

Stockholder Actions and Board of Directors Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference
1 - Elect 13 directors to the Board of Directors	FOR	4
2 - Approve, in a non-binding resolution, the compensation paid to our executive officers	FOR	25
3 - Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the 2019 fiscal year	FOR	66

Performance Highlights

    Achieved record 2018 full year financial results

    Set new annual ADV highs for trading in Options, Index Options, SPX Options, VIX Futures and FX

    Revenues less cost of revenues (“net revenues”) of $1,217 million for 2018, up 22% from $996 million for 2017, and up 14% from net revenues on a combined company basis of $1,068 million for 20171

    Diluted earnings per share (“EPS”) of $3.76 for 2018, up 2% from $3.69 for 2017, and adjusted diluted EPS of $5.02 for 2018, up 41% from adjusted diluted EPS on a combined company basis of $3.57 for 20171

    Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) of $840 million for 2018, up 18% from adjusted EBITDA on a combined company basis of $709 million for 20171

    Exited 2018 with run rate expense synergies of $57 million

[1]

Net revenues on a combined company basis, adjusted diluted EPS, adjusted diluted EPS on a combined company basis, adjusted EBITDA and adjusted EBITDA on a combined company basis are non-GAAP measures used by the Company and reconciliations to GAAP measures are provided in Appendix A.

Cboe Global Markets 2019 Proxy Statement	1

Return to Stockholders

Cboe Global Markets and its Board of Directors are committed to a corporate mission and strategy designed to create long-term stockholder value. The ongoing commitment of our team and the Board of Directors to this strategy produced the following notable returns to stockholders.

101% Five Year Total Stockholder Return Outperformed the S&P 500 Index’s Return of 50% (Including reinvestment of all dividends)

Director Nominee Highlights

The nominees for our Board of Directors (the “Board”) exhibit an effective mix of skills, experience, diversity and fresh perspectives. You can find additional information under “Corporate Governance—Proposal 1- Election of Directors”.

2	Cboe Global Markets 2019 Proxy Statement

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of stockholders by providing for effective oversight and management of the Company.  The following are highlights of our corporate governance framework. For additional information, see “Corporate Governance”:

12 of the 13 Director Nominees are Independent;	Regular Executive Sessions of Board and Committees;
Directors are Elected Annually;	Lead Independent Director;
Majority Voting Standard in Election of Directors;	Risk Oversight by Board and Committees, including a Risk Committee;
Majority Voting Standard for Bylaw and Charter Amendments;	Anti-Hedging, Anti-Pledging and Clawback Policies; and
Independent Audit, Compensation and Nominating and Governance Committees;	Commitment to environmental, social and governance considerations.

Stockholder Engagement Highlights

Cboe Global Markets and our Board are also committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. Through a variety of engagement activities, our discussions with stockholders cover a variety of topics, including our performance, strategy, corporate governance and executive compensation.  For additional information, see “Corporate Governance—Stockholder Engagement”.

Executive Compensation Highlights

The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management’s interests with those of our stockholders.  The following are highlights of our 2018 executive compensation program, which is described in further detail in this Proxy Statement under “Executive Compensation”:

    Annual cash incentive was based on corporate performance (weighted 75%) and individual performance (weighted 25%);

    Long-term incentive was comprised of 50% time-based restricted stock units and 50% performance-based restricted stock units;

    Performance-based compensation with limits on all incentive award payouts;

    No excessive perquisites;

    Clawback provisions for cash incentives and equity awards; and

    Mandatory stock ownership and holding guidelines.

Additional Information

Please see the information under “Other Items” or important information about this Proxy Statement, voting, the Annual Meeting, Cboe Global Markets documents available to stockholders, communications and the deadlines to submit stockholder proposals for the 2020 Annual Meeting of Stockholders.  Additional questions may be directed to Investor Relations at investorrelations@Cboe.com or (312) 786‑5600.

Cboe Global Markets 2019 Proxy Statement	3

CORPORATE GOVERNANCE

PROPOSAL 1 - ELECTION OF DIRECTORS

Board Composition

Our Third Amended and Restated Certificate of Incorporation provides that our Board will consist of not less than 11 and not more than 23 directors. Our Board currently has 13 directors. Each director is elected annually to serve until the next Annual Meeting of Stockholders or until his or her successor is elected or appointed and qualified, except in the event of earlier death, resignation or removal. There is no limit on the number of terms a director may serve on our Board.

General

At the Annual Meeting, our stockholders will be asked to elect the 13 director nominees set forth below, each to serve until the 2020 Annual Meeting of Stockholders. All of the director nominees have been recommended for election by our Nominating and Governance Committee and approved and nominated for election by our Board.  In addition, with respect to Mr. Tilly, his employment agreement provides that the Company will nominate him as a director for stockholder approval at each annual meeting during his employment with us. All of the director nominees were elected as directors by stockholders at the 2018 Annual Meeting of Stockholders.

All of the nominees have indicated their willingness to serve if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. We do not presently expect that any of the nominees will be unavailable. Your proxy for the Annual Meeting cannot be voted for more than 13 nominees.

Qualifications and Experience

The Board believes that the skills, qualifications and experiences of the director nominees make them all highly qualified to serve on our Board, both individually and as providing complementary skills on our Board. 6 of our director nominees, 4 of whom are women and 2 of whom are racially diverse, bring an effective mix of diverse perspectives. In addition, our Board’s composition represents a balanced approach to director tenure and age, 8 of the 13 nominees have tenures less than 10 years and the ages range from 50 to 73, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. The following table shows the

4	Cboe Global Markets 2019 Proxy Statement

specific qualifications and experiences the Board and the Nominating and Governance Committee considered for each nominee.

Director Qualifications and Experiences	Tilly	Sunshine	English	Farrow	Fitzpatrick	Froetscher	Goodman	Palmore	Parisi	Ratterman	Richter	Sommers	Stone
Company’s Mission
Understand and adhere to the Company's mission	●	●	●	●	●	●	●	●	●	●	●	●	●
Independence
Satisfy the independence requirements of BZX		●	●	●	●	●	●	●	●	●	●	●	●
Strategy
Experience developing and executing strategy	●	●	●	●	●	●	●	●	●	●	●	●	●
Management
Experience managing at a senior level	●	●	●	●	●	●	●	●	●	●	●	●	●
Financial Markets
Experience with our markets and the trading of derivatives and equities	●		●	●					●	●	●	●
Government Relations
Experience working in or with the government and regulators	●	●		●	●			●	●	●		●	●
Corporate Governance
Knowledge of corporate governance matters, including through service on other public company boards	●	●	●	●		●	●	●	●	●	●
Risk Management
Experience overseeing risk management	●	●		●	●	●		●	●	●	●		●
Technology
Experience in technology or cybersecurity	●			●						●	●
Fresh Perspective
Board tenure is less than ten years			●	●	●		●		●	●	●	●

Nominees

Set forth below is biographical information for each of the directors nominated to serve on our Board for a one-year term until the 2020 Annual Meeting of Stockholders, as well as the reasons why the Board believes each candidate is well suited to serve as a director. The terms indicated for service include the service on the board of Cboe Options prior to our demutualization and our initial public offering in 2010.

In addition, as indicated below, certain director nominees also serve on certain boards of directors and committees of Cboe Futures Exchange, LLC (“CFE”), Cboe SEF, LLC (“SEF”) and our securities exchanges, which include Cboe Options, Cboe C2 Exchange, Inc. (“C2”), Cboe BZX Exchange, Inc., Cboe BYX Exchange, Inc., Cboe EDGA Exchange, Inc. and Cboe EDGX Exchange, Inc. (collectively, the “securities exchanges”).

Cboe Global Markets 2019 Proxy Statement	5

Edward T. Tilly Chairman, President and CEO Age: 55 Committees: Executive (Chair)

Background

Mr. Tilly is our Chairman, President and Chief Executive Officer (“CEO”). Mr. Tilly has served as Cboe Global Markets’ President since January 2019, Chairman since February 2017 and as CEO and a director since May 2013. Prior to that, he served as our President and Chief Operating Officer from November 2011 to May 2013 and as Executive Vice Chairman from August 2006 until November 2011. He was a member of Cboe Options from 1989 until 2006, and served on its Board from 1998 through 2000, from 2003 through July 2006, and from 2013 to the present, including as Member Vice Chairman from 2004 through July 2006 and as Chairman from February 2017 to the present. Mr. Tilly currently serves on the boards of directors of our securities exchanges, CFE, SEF,  Vice Chairman of the World Federation of Exchanges, Northwestern Memorial HealthCare and Working in the Schools.  He is also a member of the Commercial Club of Chicago and the Economic Club of Chicago. He holds a B.A. degree in Economics from Northwestern University.

Qualifications

Mr. Tilly has a deep understanding of the Company and the operations of our exchanges from trading on Cboe Options, representing the interests of market participants and serving in our management. He also brings significant knowledge of the global securities, futures and foreign currency exchange industries. We believe that Mr. Tilly’s experience overseeing our risk management, working with the government and regulators, successfully developing and executing our strategic initiatives, as well as being Chairman, President and CEO of Cboe Global Markets, makes him well suited to serve on our Board.

6	Cboe Global Markets 2019 Proxy Statement

Eugene S. Sunshine Lead Director Independent Age: 69 Committees: Executive

Background

Mr. Sunshine currently serves as our Lead Director and has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2003 to 2017.  Mr. Sunshine retired from his position as Senior Vice President for Business and Finance at Northwestern University in August 2014, a position he had held since 1997. Prior to joining Northwestern, he was Senior Vice President for administration at The John Hopkins University. At both The John Hopkins University and Northwestern University, Mr. Sunshine was CFO. Prior to joining The John Hopkins University, Mr. Sunshine held numerous positions in New York State government, including state treasurer. He is currently a member of the boards of directors of Arch Capital Group Ltd., a publicly traded company, and Kaufman Hall and Associates. He is a former member of the board of directors of Bloomberg L.P., KeyPath Education and National Mentor Holdings. He holds a B.A. degree from Northwestern University and a Masters of Public Administration degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.

Qualifications

Mr. Sunshine has extensive financial skills from his education and professional experiences. He also has knowledge of the corporate governance issues facing boards from his experience serving on them. He has extensive connections in the Chicago area business community. We believe that these skills make him well suited to serve on our Board and as our Lead Director.

Frank E. English, Jr. Independent Age: 73 Committees: Compensation Finance and Strategy Nominating and Governance

Background

Mr. English has served on our Board since 2012. He served as Senior Advisor at W.W. Grainger, Inc. from 2011 to 2017. From 1976 through January 2011, Mr. English served in a number of positions at Morgan Stanley, including Vice Chairman, Investment Banking, where he advised numerous domestic and international clients on the use of their capital, corporate strategy and relations with stockholders. He currently serves on the boards of directors of publicly traded companies Arthur J. Gallagher & Co. and Tower International, Inc. Mr. English holds a B.B.A. degree from the University of Notre Dame.

Qualifications

Mr. English brings his experience advising and serving on boards of directors. His knowledge regarding capital deployment, stockholder relations and strategic planning bring an important skill set to the Board. We believe that Mr. English is well suited to serve on our Board based on his experience.

Cboe Global Markets 2019 Proxy Statement	7

William M. Farrow III Independent Age: 64 Committees: Audit Executive Risk (Chair)

Background

Mr. Farrow has served on our Board since 2016. Mr. Farrow is the retired President and CEO of Urban Partnership Bank, a position he held from 2010 through 2017. Prior to that, he was the Managing Partner and CEO of FC Partners Group, LLC from 2007 to 2009, the Executive Vice President and Chief Information Officer of The Chicago Board of Trade from 2001 to 2007 and held various senior positions at Bank One Corporation. Mr. Farrow currently serves on the boards of directors of publicly traded companies Echo Global Logistics, Inc. and WEC Energy Group, Inc. and on the boards of directors of CoBank, Inc. and the NorthShore University Health Systems. Mr. Farrow previously served on the boards of directors of the Federal Reserve Bank of Chicago and Urban Partnership Bank. Mr. Farrow holds a B.A. degree from Augustana College and a Masters of Management from Northwestern University’s Kellogg School of Management.

Qualifications

Mr. Farrow brings his experience as the retired President and CEO of a mission based community development financial institution to our Board. He has a strong understanding of information technology systems, including cybersecurity, and the financial services and banking industry. We believe that these experiences give Mr. Farrow an important skill set that makes him well suited to serve on our Board.

Edward J. Fitzpatrick Independent Age: 52 Committees: Compensation (Chair) Executive Risk

Background

Mr. Fitzpatrick has served on our Board since 2013. Mr. Fitzpatrick is currently Chief Financial Officer of Genpact Limited, a position he has held since July 2014. Prior to that, Mr. Fitzpatrick worked at Motorola Solutions, Inc. and its predecessors from 1998 through 2014 in various financial positions, including as its CFO from 2009 to 2013. Before joining Motorola, Mr. Fitzpatrick was an auditor at PricewaterhouseCoopers, LLP from 1988 to 1998. Mr. Fitzpatrick holds a B.S. degree in Accounting from Pennsylvania State University and an M.B.A. degree from The Wharton School at the University of Pennsylvania and earned his CPA certification in 1990.

Qualifications

Mr. Fitzpatrick brings his experience as the CFO of a publicly traded company to our Board. He has extensive experience with finance, public company responsibilities and strategic transactions. We believe that these experiences give Mr. Fitzpatrick an important skill set that makes him well suited to serve on our Board.

8	Cboe Global Markets 2019 Proxy Statement

Janet P. Froetscher Independent Age: 59 Committees: Compensation Nominating and Governance Risk

Background

Ms. Froetscher is President of The J.B. and M.K. Pritzker Family Foundation, a position she has held since April 2016, and has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2005 to 2017. Previously, she served as President and CEO of Special Olympics International from October 2013 until October 2015, President and CEO of the National Safety Council from 2008 until October 2013, President and CEO of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as Chief Operating Officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. She also currently serves on the board of trustees of National Louis University. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University’s Kellogg School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute.

Qualifications

Ms. Froetscher brings her experiences as the President of a family foundation and former CEO of public service entities to our Board. We believe that these experiences give her leadership, operational and community engagement skills that make her well suited to serve on our Board.

Jill R. Goodman Independent Age: 52 Committees: Executive Finance and Strategy (Chair) Nominating and Governance

Background

Ms. Goodman has served on our Board since 2012. Ms. Goodman is currently Managing Director of Foros, a strategic financial and mergers and acquisitions advisory firm, a position she has held since November 2013. Previously, she served as a Managing Director and Head, Special Committee and Fiduciary Practice—U.S. at Rothschild from 2010 to October 2013. From 1998 to 2010, Ms. Goodman was with Lazard in the Mergers & Acquisitions and Strategic Advisory Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman graduated magna cum laude from Rice University with a B.A. degree. She received her J.D. degree, with honors, from the University of Chicago Law School.

Qualifications

Ms. Goodman brings extensive experience in the boardroom to the Company. Her experiences, both as an investment banker and her corporate and securities legal background, bring a unique insight with which to consider our opportunities. We believe that these experiences give her knowledge and skills that make her well suited to serve on our Board.

Cboe Global Markets 2019 Proxy Statement	9

Roderick A. Palmore Independent Age: 67 Committees: Executive Finance and Strategy Nominating and Governance (Chair)

Background

Mr. Palmore is Senior Counsel at Dentons where he advises public and private corporations and their leadership suites on risk management and governance issues across practices and industry sectors. Mr. Palmore retired from his position as Executive Vice President, General Counsel and Chief Compliance and Risk Management Officer of General Mills, Inc. in February 2015 and has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2000 to 2017. Prior to joining General Mills in February 2008, he served as Executive Vice President and General Counsel of Sara Lee Corporation. Before joining Sara Lee, Mr. Palmore served in the U.S. Attorney’s Office in Chicago and in private practice. Mr. Palmore is currently a member of the board of directors of publicly traded company  The Goodyear Tire & Rubber Company and has previously served as a member of the boards of directors of Express Scripts Holding Company, formerly a publicly traded company, Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School.

Qualifications

Through his experience as general counsel of public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in corporate governance and the legal issues facing the Company. In addition, his experience provides him with strong risk management skills. We believe that his experience makes him well suited to serve on our Board.

James E. Parisi Independent Age: 54 Committees: Audit Compensation

Background

Mr. Parisi has served on our Board since 2018. Mr. Parisi most recently served as the Chief Financial Officer of CME Group Inc. from November 2004 to August 2014, prior to which he held positions of increasing responsibility and leadership within CME Group Inc. from 1988, including as Managing Director & Treasurer and Director, Planning & Finance. Mr. Parisi is currently a member of the boards of directors of CFE, SEF, Vice-Chairman of the Special Olympics Illinois Foundation Board and Pursuant Health Inc. and has previously served as a member of the board of directors of Cotiviti Holdings, Inc., formerly a publicly traded company. Mr. Parisi holds a B.S. degree in Finance from the University of Illinois and an M.B.A. degree from the University of Chicago.

Qualifications

As the retired CFO of a publicly traded company offering a diverse derivatives marketplace and as a member of the boards of directors of CFE and SEF, Mr. Parisi has extensive knowledge of our industry. His service on other company boards also gives Mr. Parisi experience with corporate governance and leadership skills. We believe that his experience makes him well suited to serve on our Board.

10	Cboe Global Markets 2019 Proxy Statement

Joseph P. Ratterman Independent Age: 52 Committees: Finance and Strategy

Background

Mr. Ratterman has served on our Board since 2017 in connection with the closing of the acquisition of Bats. Mr. Ratterman was one of Bats’ founders in 2005, and served as Chairman of Bats from 2015 until our acquisition of Bats. Mr. Ratterman also served as its Chairman from June 2007 until July 2012, as President from June 2007 until November 2014 and as CEO from June 2007 until March 2015. Mr. Ratterman is a member of the SEC’s Equity Market Structure Advisory Committee and a member of the board of directors of Axoni. Mr. Ratterman holds a B.S. degree in Mathematics and Computer Science from Central Missouri State University.

Qualifications

Mr. Ratterman, as the former Chairman and CEO of Bats, brings significant knowledge of Bats, a large component of the Company, and the securities and futures industry. In addition to serving at Bats, he has extensive experience in a similar capacity with another industry participant. We believe that his experience in our industry makes him well suited to serve on our Board. His experience allows him to provide our Board a unique perspective on our business, competition and regulatory concerns.

Michael L. Richter Independent Age: 71 Committees: Audit Risk

Background

Mr. Richter has served on our Board since 2017 in connection with the closing of the acquisition of Bats.  Since 2013, Mr. Richter has been an Advisor to Estee Group, an India based proprietary trading broker dealer and asset manager.  He is also currently an  Advisor for Omega Point, a provider of quantitative analytic software to asset managers, a position he has held since 2015. In 2000, he co-founded Lime Brokerage LLC, a broker dealer and financial technology firm focused on providing customized solutions that offer exceptional reliability and scalability with leading low-latency access across multiple U.S. markets, and he served as its chief financial officer from 2000 to 2013. Mr. Richter is qualified as a Certified Public Accountant and holds a B.S. degree in Engineering from Rensselaer Polytechnic Institute and a master’s degree from MIT Sloan School of Management.

Qualifications

Mr. Richter brings extensive experience in international banking and brokerage firms to the Company. He also has extensive experience with finance responsibilities and strategic transactions at brokerage firms, which brings a unique insight to our Board. We believe that these experiences give him knowledge and skills that make him well suited to serve on our Board.

Cboe Global Markets 2019 Proxy Statement	11

Jill E. Sommers Independent Age: 50 Committees: Finance and Strategy

Background

Ms. Sommers has served on our Board since 2018. Ms. Sommers is currently a senior advisor to Patomak Global Partners, a financial services consultancy group, a position she has held since 2014. Previously, Ms. Sommers served as a commissioner of the Commodities Futures Trading Commission (“CFTC”) from 2007 to 2013 and as a member of the boards of directors of the securities exchanges of Bats from 2013 through the time of our acquisition of Bats in 2017. Ms. Sommers is currently a member of the boards of directors of our securities exchanges, CFE, SEF and the Ethics and Compliance Initiative and a member of the advisory board of directors of Green Key Technologies. Ms. Sommers holds a B.A. degree in Political Science from the University of Kansas.

Qualifications

Ms. Sommers has a strong understanding of our business and the regulation of the financial and derivatives industries from her experience with the CFTC and as a member of the boards of directors of our securities exchanges, CFE and SEF. These skills, as well as her experience on other boards, make her well suited to serve on our Board.

Carole E. Stone Independent Age: 71 Committees: Audit (Chair) Executive Nominating and Governance Risk

Background

Ms. Stone currently serves on the board of directors of the Nuveen Funds and has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2006 to 2017. She served on the Nuveen Diversified Commodity Fund from February 2010 through March 2012 and served as director of the New York State Division of the Budget from 2000 to 2004. She has previously served as the chair of the New York Racing Association Oversight Board, as commissioner on the New York State Commission on Public Authority Reform, as chair of the Public Authorities Control Board and on the board of directors of several New York State public authorities. Ms. Stone holds a B.A. degree in Business Administration from Skidmore College.

Qualifications

Ms. Stone has a strong understanding of government and regulation from her experience with numerous public entities, as well as accounting and budgeting skills. She also has experience with governance matters and financial services from her service on the Nuveen boards. We believe that these skills make her well suited to serve on our Board.

Each director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.

The Board recommends that the stockholders vote FOR each of the director nominees.

12	Cboe Global Markets 2019 Proxy Statement

Board Structure

Independence

Our Bylaws require that, at all times, no less than two-thirds of our directors will be independent. The Nominating and Governance Committee has affirmatively determined that all of our current directors, except Mr. Tilly, are independent under Cboe BZX Exchange’s (“BZX”) and Nasdaq Global Select Market’s (“Nasdaq”) listing standards for independence. In addition, James R. Boris, Christopher T. Mitchell and Samuel K. Skinner, who did not stand for reelection as directors in 2018, were determined to be independent through May 17, 2018.

All of the directors on each of the Audit, Compensation and Nominating and Governance Committees are independent. Each of these Committees reports to the Board as they deem appropriate, and as the Board may request.

Lead Director

The Board has an independent Lead Director, Mr. Sunshine. Our Corporate Governance Guidelines require that an independent director serve as our Lead Director. The Lead Director is elected by the Board, upon the recommendation of the Nominating and Governance Committee.  The Charter of the Lead Director, Appendix A to our Corporate Governance Guidelines, provides that the Lead Director’s responsibilities include, among other items:

    Chair all meetings of the non-employee and independent directors of the Board, including the executive sessions;

    Approve agendas for Board meetings and consult with the Chairman on other matters pertinent to us and the Board;

    Serve as a liaison between the Chairman and the independent Directors;

    Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

    Advise and consult with the Chairman and CEO on the general scope and type of information to be provided in advance of Board meetings;

    In collaboration with the Chairman and CEO, consult with the appropriate members of senior management about what information pertaining to our finances, operations, strategic alternatives and compliance is to be sent to the Board; and

    To perform other duties as the Board may determine.

Chairman and CEO Roles

Since 2017, in connection with the closing of the acquisition of Bats, we combined the roles of Chairman and CEO, with Mr. Tilly serving as the Chairman and CEO.  Mr. Tilly was also appointed President effective January 14, 2019.  The Board carefully considers its Board leadership structure and the benefits of continuity in leadership roles and continues to believe that the combined roles of Chairman and CEO at this time enhances the Company’s strategic alignment and supports Cboe Global Markets’ ability to deliver stockholder value.

The Board periodically reviews the leadership structure and may make changes in the future based upon what the Board believes to be in the best interests of the Company and stockholders at the time. At certain points in our history, the Chairman and CEO roles have been held by the same person, and at other times, the roles have been held by different individuals. Under our Bylaws, the Chairman may, but need not be, our CEO, and the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best

Cboe Global Markets 2019 Proxy Statement	13

interests of the Company and stockholders at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.

In addition, our Board has implemented the following elements in order to ensure independent oversight for us and for our Board:

    requiring the Board to consist of at least two-thirds independent directors who meet regularly without management and solely with non-employee and independent directors,

    establishing independent Audit, Compensation and Nominating and Governance Committees, and

    appointing an independent Lead Director.

Board Oversight of Risk

The Board is responsible for overseeing our risk management processes. The Board is responsible for overseeing our general risk management strategy, the risk mitigation strategies employed by management and the significant risks facing us, including competition, reputation and technology risks. The Board stays apprised of particular risk management matters in accordance with its general oversight responsibilities. The Board has delegated to the Committees (as defined below) oversight over the following specific areas and all Committees report to the full Board on a routine basis and when a matter rises to the level of a material or enterprise level risk.    For more information about Committee responsibilities, see “Committees of the Board” below.

Committee	Primary Areas of Risk Oversight
Audit	Adequacy and effectiveness of internal controls and procedures Financial reporting and taxation
Compensation	Compensation policies and procedures
Finance and Strategy	Credit and capital structure Strategic challenges with business partners
Nominating and Governance	Corporate governance practices
Risk	Enterprise risk management Operational risks relating to internal processes, people or systems, including information technology Compliance, environmental, legal and regulatory risks

In addition to our Board, our management is responsible for daily risk management.  More specifically, we utilize a three lines of defense approach to enterprise risk management.  The first line of defense is our business, which is responsible for the performance, supervision and monitoring of our policies and control procedures.  The second line of defense is our compliance and risk management departments that provide an independent oversight by assessing risk, advising management, monitoring and reporting on any identified deficiencies or gaps.  This second line of defense includes representatives of each of our departments who attend periodic enterprise risk management meetings at which an established matrix of identified risks is reviewed to evaluate the level of potential risks facing us and to identify any new risks. This group, along with our Chief Risk Officer, provides information and recommendations to the Risk Committee as necessary.  The third line of defense is our internal audit department, which provides an additional assurance that significant processes and related controls are designed and operating effectively.   We believe this

14	Cboe Global Markets 2019 Proxy Statement

division of risk management responsibilities is an effective approach for addressing the enterprise risks that we face.

Board Oversight of Information Security

The Board recognizes that our business depends on the integrity, performance, security and reliability of our technology systems and devotes time and attention to the oversight of cybersecurity and information security risk.    In particular, the Board and Risk Committee each receives updates and reports on information security from management, including from the Company’s Chief Risk Officer and Chief Information Security Officer. More specifically, the Risk Committee receives presentations throughout the year on cybersecurity, information technology, data privacy and information related to third-party assessments of the Company’s information security program.  The Risk Committee also receives quarterly reports regarding the overall status of the Company’s information security program and shall review and approve any changes to the related charter.

Board and Committee Meeting Attendance

There were 7 meetings of the Board during 2018. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of Committees of which the director was a member during 2018.

Independent Directors Meetings

Periodically, the independent directors meet separately in executive session without management. The Lead Director presides over these meetings. The independent directors met in executive session 6 times during 2018.

Annual Meeting Attendance

We encourage members of the Board to attend our annual meeting of stockholders. All of our current directors attended the 2018 Annual Meeting of Stockholders. Meetings of the Board and its Committees are being held in conjunction with the Annual Meeting. We expect all current directors will attend the Annual Meeting.

Committees of the Board

Overview

Our Board has the following six standing committees (each, a “Committee” and collectively, the “Committees”):

    the Audit Committee,

    the Compensation Committee,

    the Executive Committee,

    the Finance and Strategy Committee,

    the Nominating and Governance Committee; and

    the Risk Committee.

Other than the members of the Executive Committee required to be on such Committee pursuant to our Bylaws, each of the members of the Committees was recommended by the Nominating and Governance Committee for approval by the Board for service on that Committee. Each of the

Cboe Global Markets 2019 Proxy Statement	15

Committees has a charter, which is available on the Corporate Governance page of our Investor Relations section of our website at: http://ir.Cboe.com.

The following table is a listing of the composition of our standing Committees during 2018 and as of March 19, 2019, including the number of meetings of each Committee during 2018.

				Finance and	Nominating and
Director	Audit	Compensation	Executive	Strategy	Governance	Risk
Number of meetings	8	6	—	5	5	5
Edward T. Tilly(1)
Eugene S. Sunshine(1)		(2)			(2,3)
James R. Boris(4)			(2)
Frank E. English, Jr.					(5)
William M. Farrow, III			(5)			(6)
Edward J. Fitzpatrick	(2,7)	(8)		(2)		(5)
Janet P. Froetscher					(5)
Jill R. Goodman			(5)	(9)
Christopher T. Mitchell(4)				(2)
Roderick A. Palmore				(5)	(3)	(2,6)
James E. Parisi	(5)	(5)
Joseph P. Ratterman
Michael L. Richter
Samuel K. Skinner(4)		(2,8)	(2)		(2)
Jill E. Sommers				(5)
Carole E. Stone	(7)			(2,9)		(5)

= Chair = Member

(1)	The Chairman and Lead Director are both members of the Executive Committee and invited guests to the meetings of each of the other standing Committees.
(2)	Stepped down as a member of the Committee on May 17, 2018.
(3)	Effective May 17, 2018, Mr. Palmore became Chair of the Nominating and Governance Committee and Mr. Sunshine stepped down as Chair and a member of the Nominating and Governance Committee.
(4)	Messrs. Boris, Mitchell and Skinner stepped down as members of the Board and Committees in connection with the 2018 Annual Meeting of Stockholders on May 17, 2018.
(5)	Joined the Committee on May 17, 2018.
(6)	Effective May 17, 2018, Mr. Farrow became Chair of the Risk Committee and Mr. Palmore stepped down as Chair and a member of the Risk Committee.
(7)	Effective May 17, 2018, Ms. Stone became Chair of the Audit Committee and Mr. Fitzpatrick stepped down as Chair and a member of the Audit Committee.
(8)	Effective May 17, 2018, Mr. Fitzpatrick became Chair of the Compensation Committee and Mr. Skinner stepped down as Chair and a member of the Compensation Committee.
(9)	Effective May 17, 2018, Ms. Goodman became Chair of the Finance and Strategy Committee and Ms. Stone stepped down as Chair and a member of the Finance and Strategy Committee.

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Audit Committee

The Audit Committee consists of 4 directors, all of whom are independent under BZX and Nasdaq listing rules, as well as under Rule 10A‑3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists exclusively of directors who are financially literate. In addition, Mr. Parisi has been designated as our audit committee financial expert and meets  the SEC definition of that position.

The Audit Committee’s responsibilities include:

    engaging our independent auditor and overseeing its compensation, work and performance,

    reviewing and discussing the annual and quarterly financial statements and related press releases with management and the independent auditor, and reviewing transactions with related persons for potential conflict of interest situations.

The Audit Committee also meets with our independent auditor in executive session without management present and our independent auditor may communicate directly, as needed, with members of the Audit Committee and the Board at large.

Compensation Committee

The Compensation Committee consists of 4 directors, all of whom are independent under BZX and Nasdaq listing rules. The Compensation Committee has primary responsibility to approve or make recommendations to the Board for:

    all elements and amounts of compensation for the executive officers, including any performance goals,

    reviewing succession plans relating to the CEO and our other executive officers,

    the adoption, amendment and termination of cash and equity-based incentive compensation plans,

    approving any employment agreements, severance agreements or change in control agreements with executive officers, and the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee

Overview

The Nominating and Governance Committee consists of 5 directors, all of whom are independent under BZX and Nasdaq listing rules. The Nominating and Governance Committee’s responsibilities include making recommendations to the Board on:

    persons for election as director,

    a director to serve as Chairman of the Board and an independent director to serve as Lead Director,

    any stockholder proposals and nominations for director,

    the appropriate structure, operations and composition of the Board and its Committees,

    the Board and Committee annual self-evaluation process, and the contents of the Corporate Governance Guidelines, Code of Business Conduct and Ethics and other corporate governance policies and programs.

Cboe Global Markets 2019 Proxy Statement	17

Criteria for Directors

We believe that each of the individuals serving on our Board has the necessary skills, qualifications and experiences to address the challenges and opportunities we face. The Nominating and Governance Committee is responsible for considering and recommending to the Board nominees for election as director, including considering each incumbent director’s continued service on the Board. The Committee annually reviews the skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In evaluating director candidates, the Committee takes into consideration many factors, including the individual’s educational and professional background, whether the individual has any special experience in a relevant area, personal accomplishments and cultural experiences. In addition, the Committee may consider such other factors it deems appropriate when conducting its assessment of director candidates.

18	Cboe Global Markets 2019 Proxy Statement

Annual Board and Committee Self-Evaluations

The Board believes that a robust annual evaluation process is a critical part of its governance practices.  The Nominating and Governance Committee is responsible for establishing and overseeing the Board’s and Committees’ annual self-evaluations to determine whether the Board and the Committees are functioning effectively and to identify potential areas of improvement. The annual self-evaluation process includes the following:

Stage in Process	Board of Directors	Committees
Determine Discussion Topics 

    Nominating and Governance Committee determines specific topics and subject areas to discuss with each director, such as roles, responsibilities, structure, skills, experience, background, composition and effectiveness

    Nominating and Governance Committee determines and distributes to each Committee a list of specific topics and subject areas to facilitate discussion about each Committee’s roles and responsibilities, structure, charter, policies, composition and effectiveness

Discussions 	Chair of Nominating and Governance Committee and Lead Director interview each director in one-on-ones to discuss Board’s performance	Chair of each Committee facilitates discussion of Committee’s performance in executive session and in one-on-ones
Feedback 	Chair of Nominating and Governance Committee and Lead Director report results of discussions and recommendations to Nominating and Governance Committee for its consideration	Chair of each Committee reports results of Committee self-evaluation and recommendations to Nominating and Governance Committee for its consideration
Reviews 

    Nominating and Governance Committee reviews results from Board and Committee self-evaluations and provides summary of assessments and recommendations to full Board

    Board discusses results and, if necessary, provides additional recommendations

Feedback Incorporated	Changes and enhancements, if any, are implemented to governance policies and practices

In addition to the annual evaluation process, the Board and Committees meet in regular executive sessions, which provides the directors with opportunities to reflect and provide feedback on an ongoing basis to determine whether the Board and the Committees are functioning effectively and to identify potential areas of improvement.

Cboe Global Markets 2019 Proxy Statement	19

Diversity

While we do not currently have a formal diversity policy, our Corporate Governance Guidelines provide that the Nominating and Governance Committee will seek to recommend to the Board candidates for director with a diverse range of experiences, qualifications and skills in order to provide varied insights and competent guidance regarding our operations, with a goal of having a Board that reflects diverse backgrounds, experience and viewpoints. We believe that we benefit from having directors with a diversity of skills, characteristics, backgrounds and cultural experiences.

Stockholder Nominations

The Nominating and Governance Committee will consider stockholder recommendations for candidates for our Board and will consider those candidates using the same criteria applied to candidates suggested by management. Stockholders may recommend candidates for our Board by contacting the Corporate Secretary of Cboe Global Markets, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605.

In addition, stockholders may formally nominate candidates for our Board to be considered at an annual meeting of stockholders through the process described below under the heading “Stockholder Proposals.”

Executive Committee

The Executive Committee has the authority to exercise the powers and authority of the Board when the convening of the Board is not practicable, except as limited by its charter, the Company’s Bylaws and applicable law.

Finance and Strategy Committee

The Finance and Strategy Committee’s responsibilities include approving or making recommendations to the Board regarding the budget, capital allocation, strategic plans, and acquisition or investment opportunities.

Risk Committee

The Risk Committee is generally responsible for, among other things, overseeing the risk assessment and risk management of the Company, including risk related to cybersecurity, information technology and the Company’s compliance with laws, regulations, and its policies.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of ours. In addition, there are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

Stockholder Engagement

Cboe Global Markets and its Board are committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. As a result, each year we interact with stockholders through a variety of engagement activities. These engagements routinely cover strategy and performance, corporate governance, executive compensation and other current and emerging issues to ensure that our Board and management understand and address the issues that are important to our stockholders.

Our key stockholder engagement activities in 2018 included attending investor and industry conferences, conducting investor road shows in major U.S. cities and hosting meetings at our

20	Cboe Global Markets 2019 Proxy Statement

corporate headquarters.  Some of these conferences also featured webcasts and replays of the presentations so that our stockholders could listen remotely.  In 2018, we engaged with holders of approximately 40 percent of our common stock outstanding.

In 2018 and early 2019, we also conducted an outreach specifically focused on corporate governance,  executive compensation and proxy season trends and issues, targeting our top ten stockholders that represent nearly 45 percent of institutional holdings.  Through these discussions we gained valuable feedback, and this feedback was shared with the Board and its relevant Committees.  We  also took steps to address any areas of improvement, including by incorporating some of the disclosure suggestions into this Proxy Statement.

In addition, our quarterly earnings calls are open to the general public and feature a live webcast. The Annual Meeting, to be held in Chicago, also includes a live webcast, so all of our stockholders may listen to the meeting remotely if they are unable to attend the meeting in person.

Communications with Directors

As provided in our Corporate Governance Guidelines, stockholders and other interested parties may communicate directly with our independent directors or the entire Board. Our policy and procedures regarding these communications are located in the Investor Relations section of our website at http://ir.Cboe.com.

CORPORATE SOCIAL RESPONSIBILITY

The Board of Directors recognizes that operating in a socially responsible manner helps promote the long-term interests of our stockholders, organization, associates, industry and community.  Our guiding principles help us deliver on our corporate mission and strategy, including good citizenship.

Being a good citizen means that we hold ourselves accountable for the integrity of the markets and to the communities we serve, seek to help resolve conflicts and build consensus, inform those impacted before taking action, lead by example and serve as part of the solution.  More specifically, being good citizens to the communities we serve means that we are committed to being environmentally conscious.  Additionally, being good citizens also means that we strive to support our associates and better serve our industry and community through our human capital development, volunteerism and policies.

Cboe Global Markets 2019 Proxy Statement	21

director compensation

Compensation Philosophy and Summary

The cash and stock retainers, committee meeting attendance fees, committee chair retainers and additional Lead Director fee paid to our non-employee directors are designed to be part of a competitive total compensation package when compared to market practices.  The director fees are generally designed to be paid at competitive levels that are near the median of director fees of our peer groups, which are discussed in further detail below in the “Executive Compensation — Compensation Discussion and Analysis”  section.  Typically, early in each year, the Compensation Committee considers a review of competitive market data analysis for Board compensation from Meridian Compensation Partners, LLC, our independent compensation consultant,  and recommends  changes, if any, to the Board for approval.    The compensation of our non-employee directors is based upon a compensation year beginning and ending in May at the time of our Annual Meeting of Stockholders.

2018 Elements of Director Compensation Program

The following table reflects the compensation, including any enhancements, for the Board term ending with the 2018 Annual Meeting of Stockholders and for the Board term ending with the Annual Meeting in 2019:

Annual Fees	May 2017 — May 2018	May 2018 — May 2019
Cash retainer	$90,000	$90,000
Stock retainer, value based on closing price on date of grant	$100,000	$120,000
Committee chair cash retainer
Audit	$25,000	$25,000
Compensation	$15,000	$15,000
Finance and Strategy	$15,000	$15,000
Nominating and Governance	$15,000	$15,000
Risk	$20,000	$20,000
Lead Director cash retainer, in addition to above cash and stock retainers	$150,000	$50,000
Meeting Fees
Committee meeting attendance fee per meeting attended	$1,500	$1,500
Lead Director meeting attendance fee per Committee meeting attended for the Company and for each subsidiary board of directors or committee meeting attended	$—	$1,500

In early 2018, the Board increased the stock retainer to more closely align with the Broader Financial and Technology Industry peer group compensation median.  The Board also adjusted the stock retainer, and not the cash retainer, to better align with our peer groups’  pay mix and to continue to align our directors’ interests  with our stockholders.  In addition, following the creation of the Risk Committee in late 2017, the Board approved the Risk Committee chair cash retainer in early 2018.

22	Cboe Global Markets 2019 Proxy Statement

2018 Director Compensation

The compensation of our non-employee directors for the year ended December 31, 2018 for their service is shown in the following table.

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total
Eugene S. Sunshine (2)	$180,000	$120,085	$300,085
James R. Boris (3)	$120,000	$—	$120,000
Edward J. Fitzpatrick	$131,000	$120,085	$251,085
Frank E. English, Jr.	$111,000	$120,085	$231,085
William M. Farrow, III	$115,000	$120,085	$235,085
Janet P. Froetscher	$106,500	$120,085	$226,585
Jill R. Goodman	$114,000	$120,085	$234,085
Christopher T. Mitchell(3)	$46,500	$—	$46,500
Roderick A. Palmore	$121,000	$120,085	$241,085
James E. Parisi (4)	$98,875	$120,085	$218,960
Joseph P. Ratterman	$97,500	$120,085	$217,585
Michael L. Richter	$105,000	$120,085	$225,085
Samuel K. Skinner (3)	$55,500	$—	$55,500
Jill E. Sommers (5)	$93,625	$120,085	$213,710
Carole E. Stone	$134,000	$120,085	$254,085

(1)

The non-employee directors then-serving on the Board received an equity grant of restricted stock on May 17, 2018. The equity grant vests on the earlier of the one year anniversary of the grant date or the completion of the year of director service. Each of these directors holds 1,108 shares of unvested restricted stock as of December 31, 2018.

(2)	The amount shown in the Fees Earned or Paid in Cash column for Mr. Sunshine also includes fees of $6,000 for attending subsidiary Board of Directors or Committee meetings.
(3)

Messrs. Boris, Mitchell and Skinner left the Board and Committees in connection with the 2018 Annual Meeting of Stockholders on May 17, 2018.  The amounts shown in the Fees Earned or Paid in Cash columns reflect the remaining cash retainers and Committee meeting fees while on the Board.

(4)	The amount shown in the Fees Earned or Paid in Cash column for Mr. Parisi also includes fees of $41,875 for his service as a member of the Boards of Directors of CFE and SEF.
(5)

The amount shown in the Fees Earned or Paid in Cash column for Ms. Sommers also includes fees of $42,625 for her service as a member of the Boards of Directors of our securities exchanges, CFE and SEF.

Director Stock Ownership and Holding Guidelines

The Compensation Committee has adopted stock ownership and holding guidelines, which provide that each non-employee director should own stock equal to three times the cash annual retainer for directors within three years of joining the Board. For purposes of this ownership and holding requirement, (a) shares owned outright or in trust and (b) restricted stock, including shares that have been granted but are unvested, are included. In addition, each non-employee director is required to hold all of their shares until the guidelines are met, except for sales of shares to pay taxes with respect to the vesting or exercising of equity grants. Other than Mr. Parisi and Ms. Sommers, who were first elected to our Board in 2018, each of the non-employee incumbent directors has met the ownership requirement as of December 31, 2018.

Cboe Global Markets 2019 Proxy Statement	23

Director Hedging and Pledging Policies

Under our Insider Trading Policy, our directors are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock. Our Insider Trading Policy also prohibits directors from entering into any pledges or margin loans on shares of our common stock. None of the directors have existing pledges or margin loans on shares of our common stock.

24	Cboe Global Markets 2019 Proxy Statement

executive Compensation

PROPOSAL 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board is providing our stockholders with an advisory vote to approve executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The Board has adopted a policy of providing for annual “say-on-pay” votes in accordance with the results of our last stockholder advisory vote.

As discussed in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to meet the following objectives:

    attract and retain talented and dedicated executives,

    motivate our executives to achieve corporate goals that create value for our stockholders, and align the compensation of our executive officers with stockholder returns.

The Compensation Committee has implemented the following best practices applicable to our executive officers in order to achieve these objectives:

    a high proportion of performance-based compensation with limits on all incentive award payouts,

    stock ownership and holding guidelines,

    double trigger change in control provisions for severance benefits in employment agreements and Executive Severance Plan,

    prohibition on hedging,

    prohibition of pledging,

    elimination of tax gross-up payments in the event of a change in control, and clawbacks of incentive compensation.

We believe that the compensation paid to the named executive officers is appropriate to align their interests with those of our stockholders to generate stockholder returns. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following non-binding resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement, including under the heading “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion.

As this is an advisory vote, the outcome of the vote is not binding on us with respect to executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board value the opinions of our stockholders. The Compensation Committee and Board will consider the results of the say-on-pay vote and evaluate whether any actions should be taken in the future.

Cboe Global Markets 2019 Proxy Statement	25

Non-binding approval of our executive compensation program requires that a majority of the shares cast on this matter be cast in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.

The Board recommends that the stockholders vote FOR approval, in a non-binding resolution, of the compensation paid to our executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section is intended to provide our stockholders with an understanding of our compensation practices and philosophy, material elements of our executive compensation program and the decisions made in 2018 with respect to the total compensation awarded to, earned by or paid to each of the following 2018 “named executive officers”  or “NEOs”:

Name	Title*
Edward T. Tilly	Chairman and Chief Executive Officer (1)
Christopher R. Concannon	President and Chief Operating Officer (2)
Brian N. Schell	Executive Vice President, Chief Financial Officer and Treasurer
Christopher A. Isaacson	Executive Vice President, Chief Information Officer (3)
Mark S. Hemsley	Executive Vice President, President Europe
Joanne Moffic-Silver	Former Executive Vice President, General Counsel and Corporate Secretary (4)

*Titles are as of December 31, 2018.

(1)	Mr. Tilly was also appointed our President effective January 14, 2019.
(2)	Mr. Concannon’s last day with the Company was January 14, 2019.
(3)	Mr. Isaacson was appointed Executive Vice President and Chief Operating Officer effective January 14, 2019.
(4)	Ms. Moffic-Silver’s last day with the Company was February 28, 2018.

26	Cboe Global Markets 2019 Proxy Statement

This Compensation Discussion and Analysis section is organized as follows:

Executive Summary

The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management’s interests with those of our stockholders and pay for our performance. Compensation awarded in 2018 reflects another year of record results and our continued successful integration with Bats.

Cboe Global Markets 2019 Proxy Statement	27

Compensation Governance Practices

What we do	What we don’t do

    Mitigate compensation risk

    Enforce robust mandatory stock ownership and holding guidelines

    Utilize independent compensation consultant

    Maintain a Compensation Committee that is composed solely of independent directors

    Active engagement with stockholders

    Maintain double trigger change in control provisions in equity award agreements (beginning with the 2019 equity award agreements) and for severance benefits in employment agreements, offer letter agreements and the Executive Severance Plan

    Provide clawback provisions for cash incentive and equity incentive awards for executives

    Impose maximum caps and limits on short- and long-term incentive award payouts

No hedging or pledging of Company stock

No tax gross-ups upon a change in control or otherwise

No excessive use of employment contracts

No payouts for below threshold level performance

No excessive perquisites

No guaranteed annual incentive payments

2018 Compensation Program Overview

The following is a brief summary of our 2018 executive compensation program.

    Market-competitive base salary.

    High proportion of named executive officers’ total compensation was composed of performance-based compensation.

    Annual cash incentive for 2018 was based on corporate performance (weighted 75%) measured against pre-established adjusted EBITDA, net revenue and synergies goals and individual performance (weighted 25%) measured against pre-established individual strategic goals.

    Long-term incentive for 2018  was comprised of 50% time-based restricted stock units (“RSUs”) and 50% performance-based restricted stock units (“PSUs”), with performance contingent on achievement of relative total shareholder return and earnings per share goals

    Market competitive retirement, medical, life and disability arrangements that are generally available to all employees.

28	Cboe Global Markets 2019 Proxy Statement

2018 Business Highlights

The following is a brief summary of our 2018 business highlights as they relate to the key performance metrics used in our performance-based compensation program as well as other business highlights.

    Financial Results

o	Achieved record 2018 full year financial results.
o	Net revenues of $1,217 million for 2018, up 22% from $996 million for 2017, and up 14% from net revenues on a combined company basis of $1,068 million for 2017.[1]
o	Diluted EPS of $3.76 for 2018, up 2% from $3.69 for 2017, and adjusted diluted EPS of $5.02 for 2018, up 41% from adjusted diluted EPS on a combined company basis of $3.57 for 2017.[1]
o	Adjusted EBITDA of $840 million for 2018, up 18% from adjusted EBITDA on a combined company basis of $709 million for 2017.[1]

    Bats Acquisition Integration

o

Exited 2018 with run rate expense synergies of $57 million, primarily seen in compensation and benefits and professional fees and outside services. We also continued to make solid progress executing on our integration plans.

o	Increased our run-rate expense synergy target to $85 million, up by $20 million.
o	On February 25, 2018 and May 14, 2018, we successfully completed the migrations of CFE and C2, respectively, to the Bats technology platform.

    Business Segment Results

o	Set new annual average daily volume (“ADV”) highs for trading in options, index options, SPX options, VIX futures and FX.
o	ADV growth for 2018 across each business segment.
o	Created two new Cboe corporate bond index futures.
o	Cboe Europe prospered in post MiFID II environment with growth in our Periodic Auctions book, a MiFID II- compliant lit order book, and increased volume in our Large-In-Scale block trading platform.
o	Grew our global FX market share to approximately 15% for the year, up from approximately 13% in 2017.[2]

[1]

Net revenues on a combined company basis, adjusted diluted EPS and adjusted diluted EPS on a combined company basis, adjusted EBITDA and adjusted EBITDA on a combined company basis are non-GAAP measures used by the Company and reconciliations to GAAP measures are provided in Appendix A.

[2]	Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and FastMatch).

Cboe Global Markets 2019 Proxy Statement	29

We believe that the performance of the Company demonstrates that management is keenly focused on driving the Company for sustainable long-term growth, while obtaining short-term results. Our business continued to generate strong cash flows from operations and we paid down debt, repurchased our stock and deployed capital to enhance stockholder returns while retaining the flexibility to pursue new opportunities. To that end, in 2018:

    in keeping with our goal of consistent and sustainable dividend growth, we increased our quarterly dividend by 15% to $0.31 per share and paid cash dividends of $130 million in 2018;

    we paid down  $25 million of outstanding debt; and

    we repurchased 1.3 million of our outstanding shares of common stock under a share repurchase program for a total of $141 million.

As a result of these business highlights and capital allocation decisions, as of December 31, 2018, we achieved a total stockholder return, including reinvested dividends, of approximately 56% over the past three years and approximately 101% over the past five years.    Despite record results in 2018, as of December 31, 2018, we achieved a total stockholder return, including reinvested dividends, of approximately -21% for 2018.

Executive Compensation Program Practices

Compensation Philosophy and Summary

Our executive compensation program is designed to attract and retain talented and dedicated executives who are instrumental in our achievement of key strategic business objectives. To meet these objectives, the Compensation Committee designed and implemented a program that pays a substantial portion of executive compensation based on corporate and individual performance.

The Compensation Committee believes that our executive compensation program plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, we designed our executive compensation program to focus our executives on achieving critical corporate financial and strategic goals, while taking steps to position the business for sustained growth in financial performance over time.

30	Cboe Global Markets 2019 Proxy Statement

Our executive compensation program generally consists of the following elements, in addition to retirement and health benefits:

Total Pay
Base Salary
Annual Incentive (Bonus)
75%
Corporate Performance
Synergies
Net Revenue
Adjusted EBITDA
Business Unit Performance
25%
Individual Performance
Individual Goals
Long-Term Equity Awards
50%
Restricted Stock Units
Time-Based Vesting
50%
Performance Stock Units
25%
Total Stockholder Return
25%
Earnings Per Share

The following table lists the various components included in total compensation for our executive officers and each element’s purpose. Later sections provide additional details regarding each component.

Total Compensation Component	Purpose
Base salary	Provides a fixed amount of compensation based on the market value of the position
Annual incentive (bonus)

Provides variable cash compensation payout opportunities designed to reward each executive for the achievement of certain annual corporate and individual performance metrics measured against pre-established performance goals

Long-term equity awards

Provide variable compensation in the form of equity, aligning the interests of our executives with stockholders and motivating our executives to focus on our long-term growth and increased stockholder value

Benefits (retirement, medical, life and disability)	Provide competitive health, welfare and retirement benefits

The following charts show the approximate 2018 total target compensation mix for the Chief Executive Officer and the other named executive officers as a group (excluding Ms. Moffic-Silver).  For the Chief Executive Officer and the other named executive officers, the majority of 2018 total target compensation is “at-risk” (i.e., linked to achievement of performance goals and/or the value is tied to our common stock price) and, further, the majority of “at-risk” pay is in the form of equity

Cboe Global Markets 2019 Proxy Statement	31

awards.  Total target compensation is the sum of an executive officer’s 2018 base salary, target annual incentive opportunity and target value for long-term equity awards (i.e., RSUs and PSUs).

Company’s Response to Stockholder Vote on Say‑on‑Pay

At the 2018 Annual Meeting of Stockholders, our “say-on-pay” proposal received the support of over 94% of the votes cast for approval of our 2017 executive compensation program as disclosed in our 2018 Proxy Statement, and every year since going public in 2010, we have received over 85% stockholder support of our executive compensation programs. The Compensation Committee has reviewed the results of the stockholder vote on our 2017 executive compensation program and considered such results supportive of our executive compensation program and the Compensation Committee’s measured approach to modifying our compensation practices to enhance their alignment with stockholder interests. In addition, the Compensation Committee has determined that the vote result did not warrant any large-scale changes to our executive compensation program; however, the Compensation Committee continues to take steps, as described below, to ensure our compensation practices remain aligned with best practices and stockholder interests.

Compensation Refinements

The Board and Compensation Committee determine actual annual incentive bonus payouts based on achieved results measured against pre-established corporate and individual performance goals.  As a result of our executives’ continued focus on the integration of Bats and a larger focus on growing our revenues and earnings, the Compensation Committee changed  the annual incentive award’s corporate performance metrics in 2018 to better align the interests of our executives with our business strategy and with stockholders. For 2018, the metrics and weightings were updated as follows:

2017 Metrics	2018 Metrics
Individual Performance (weighted 30%)	Individual Performance (weighted 25%)
Corporate Performance (weighted 70%)	Corporate Performance (weighted 75%)
oAchievement of Synergies	oAchievement of Synergies
oAchievement of Net Revenue	oAchievement of Net Revenue
oAchievement of Adjusted EBITDA
oAchievement of Business Unit Performance

Historically, the Compensation Committee approved granting PSUs that were one-half subject to relative total stockholder return goals and one-half subject to earnings per share goals. As a result of

32	Cboe Global Markets 2019 Proxy Statement

the Bats acquisition, the Compensation Committee determined not to grant PSUs subject to earnings per share goals in 2017, due to the difficulty in setting a meaningful long-term earnings per share goal immediately following the acquisition. Therefore, in 2017 the Compensation Committee approved granting all PSUs subject solely to the achievement of relative total stockholder return.

However, due to the continued successful integration of Bats and a better ability to set a meaningful long-term earnings per share goal, in 2018 the Compensation Committee approved granting PSUs (i) one-half subject to the achievement of relative total stockholder return measured against pre-determined performance goals over a three-year performance period and (ii) one-half subject to the achievement of earnings per share measured against pre-determined performance goals over a three-year performance period.

Following the 2018 compensation decisions, the Compensation Committee reviewed our two peer groups, the Securities Exchange Peer Group and the Broader Financial and Technology Industry Peer Group,  and approved combining them into a single 25 company peer group that adds new companies and removes certain companies from each of those existing two peer groups.  The Committee made this determination because,  following the acquisition of Bats and our recent growth, the Company’s revenue, gross profit, market capitalization and number of employees grew to be more in-line with our larger securities exchange peers.

Further, in connection with the grants of equity awards in 2019, the award agreements provide that in the event of a Change in Control (as defined in the Second Amended and Restated Long-Term Incentive Plan (the “Plan”)), each award will be "double trigger" unless a successor entity cannot or will not provide a "replacement award" (as defined in the Plan). If a successor entity cannot or will not provide a replacement award, the award will accelerate and be deemed fully vested and exercisable and all vesting conditions on restricted stock units will lapse, with all performance conditions deemed satisfied at the greater of target or the level of performance actually achieved as of the Change in Control (with similar performance assumed to be achieved through the remainder of the performance period). If the successor entity, including the Company if it is the surviving entity, assumes, continues or replaces an outstanding award (each such assumed, continued or replacement award, a replacement award), then such replacement award shall remain outstanding and be governed by its respective terms. Upon termination of the Participant's employment for any reason other than cause or by Participant with good reason upon or within two years after a Change in Control, such replacement award will accelerate and become fully vested and/or exercisable, with all performance conditions deemed satisfied at the greater of target or the level of performance actually achieved as of the employment termination date (with similar performance assumed to be achieved through the remainder of the performance period).

2018 Target Annual Pay Opportunities

The following chart shows the 2018 total target compensation for each named executive officer.

			Target Long-Term
		Target Annual	Equity Awards
Named Executive Officer(1)	Base Salary	Incentive Bonus	RSUs (2)	PSUs (2)	Total
Edward T. Tilly	$1,265	$2,087	$1,650	$1,650	$6,652
Christopher R. Concannon	$1,100	$1,650	$1,100	$1,100	$4,950
Brian N. Schell	$521	$729	$359	$359	$1,968
Christopher A. Isaacson	$540	$810	$325	$325	$2,000
Mark S. Hemsley (3)	$619	$681	$300	$300	$1,900
Joanne Moffic-Silver	$433	$606	$288	$288	$1,615

(1)	All amounts are in thousands.
(2)	Represents the grant date value.

Cboe Global Markets 2019 Proxy Statement	33

(3)	Mr. Hemsley receives his cash compensation in British pounds. The amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018.

This supplemental table is not required, but rather it is provided to demonstrate the link between performance and our named executive officers’ total direct compensation for 2018. Please refer to the Summary Compensation Table below for complete disclosure of the total compensation of our named executive officers reported in accordance with the SEC disclosure requirements.

Role of the Compensation Committee

The Compensation Committee, composed of all independent directors, is responsible for reviewing the various components of the total compensation program for all executive officers. The Compensation Committee met 6 times in 2018.  The Compensation Committee either approves or makes recommendations to the Board regarding compensation related decisions. To provide the Compensation Committee with advice and assistance related to the design of our executive compensation program, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. As described below in further detail, Meridian consultants regularly attend meetings of the Compensation Committee. In addition, Messrs. Tilly, Concannon and Schell generally attended in 2018 portions of the meetings of the Compensation Committee to provide information and assistance, other than when the Compensation Committee discussed the respective executive’s compensation.

Independent Compensation Consultant

Meridian, our independent compensation consultant, reviews our executive compensation program and advises the Compensation Committee on best practices and plan design to help improve the Company’s program’s effectiveness. In addition, the consultant provides advice to the Compensation Committee on the Company’s compensation peer groups and on the competitive positioning of the various components of the executive compensation program. The independent compensation consultant also meets with the Compensation Committee in executive session without management present and may communicate directly, as needed, with members of the Compensation Committee and the Board at large. Based on a review of its engagement of the independent compensation consultant and consideration of factors set forth in SEC, Nasdaq and BZX rules, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest and that it is independent from management.

Tally Sheets

When reviewing compensation for the named executive officers, the Compensation Committee considers tally sheets that detail the various elements of compensation for each executive. These tally sheets, developed with the assistance of Meridian, are used to evaluate the appropriateness of the total compensation package, to compare each executive’s total compensation opportunity with his or her actual payout and to ensure that the compensation appropriately reflects the executive compensation program’s focus on pay for performance and alignment with stockholder interests.

Peer Groups and Comparative Data

For the 2018 compensation decisions, the Compensation Committee used two peer groups from which to derive competitive market compensation data: (i) the Securities Exchange Peer Group and (ii) the Broader Financial and Technology Industry Peer Group. The Securities Exchange Peer Group was composed of seven companies, each with a heavy focus on our industry. The Broader Financial and Technology Industry Peer Group was composed of 20 companies, and included financial services firms and technology-focused companies with corporate profiles similar to ours, with revenues ranging between one-third and three-times the Company’s projected annual revenue. The

34	Cboe Global Markets 2019 Proxy Statement

Compensation Committee utilized this two peer group model to derive meaningful compensation data due to our unique business model and to ensure that each named executive officer’s target total compensation is competitive. The Compensation Committee used this market data as points of reference, rather than as the sole determining factor in setting compensation for our executive officers.

Securities Exchange Peer Group
ASX Limited	Intercontinental Exchange, Inc.
CME Group Inc.	Nasdaq, Inc.
Deutsche Borse AG	TMX Group Limited
London Stock Exchange Group plc

Broader Financial and Technology Industry Peer Group
Akamai Technologies, Inc.	MarketAxess Holdings Inc.
BGC Partners, Inc.	MSCI Inc.
The Dun & Bradstreet Corporation	Piper Jaffray Companies
E*TRADE Financial Corporation	SEI Investments Company
Euronet Worldwide, Inc.	SS&C Technologies Holdings, Inc.
FactSet Research Systems Inc.	TransUnion
Fair Isaac Corporation	Tyler Technologies, Inc.
GAIN Capital Holdings, Inc.	The Ultimate Software Group, Inc.
Jack Henry & Associates, Inc.	Verint Systems Inc.
Manhattan Associates, Inc.	WEX Inc.

Following the 2018 compensation decisions, the Compensation Committee  reviewed the two peer groups. The Committee reviewed the data provided by Meridian and compared our corporate performance to our peer groups in the areas of revenues, gross profit, market capitalization and number of employees. The Committee also considered business descriptions, complexity of business, company locations and other qualitative factors.  Following the acquisition of Bats and our recent growth, the Company’s revenue, gross profit, market capitalization and number of employees grew, and now fall closer to the median revenue, gross profit, market capitalization and number of employees of the industry-specific Securities Exchange Peer Group.   As a result, the Committee approved combining the two groups into a single peer group that adds new companies and removes certain companies of the existing Securities Exchange Peer Group and the Broader Financial and Technology Industry Peer Group.   With respect to the updated single peer group, the Company’s annual revenue falls slightly below the median of the peer group, gross profit falls below the median of the peer group, market capitalization falls at the median of the peer group and number of

Cboe Global Markets 2019 Proxy Statement	35

employees falls below the median of the peer group.  The following is the updated 25 company single peer group:

Updated Single Peer Group
Akamai Technologies, Inc.	London Stock Exchange Group plc
Broadridge Financial Solutions, Inc.	LPL Financial Holdings Inc.
Citrix Systems, Inc.	MarketAxess Holdings Inc.
CME Group Inc.	MSCI Inc.
Deutsche Borse AG	Nasdaq, Inc.
The Dun & Bradstreet Corporation	SEI Investments Company
Equifax Inc.	SS&C Technologies Holdings, Inc.
E*TRADE Financial Corporation	Stifel Financial Corp.
Euronet Worldwide, Inc.	Synopsys, Inc.
FactSet Research Systems Inc.	TransUnion
Fortinet, Inc.	Verisk Analytics, Inc.
Intercontinental Exchange, Inc.	Virtu Financial, Inc.
Jack Henry & Associates, Inc.

The following companies were added and removed from the existing Securities Exchange Peer Group and the Broader Financial and Technology Industry Peer Group:

Added	Removed
Broadridge Financial Solutions, Inc.	ASX Limited
Citrix Systems, Inc.	BGC Partners, Inc.
Equifax Inc.	Fair Isaac Corporation
Fortinet, Inc.	GAIN Capital Holdings, Inc.
LPL Financial Holdings Inc.	Manhattan Associates, Inc.
Stifel Financial Corp.	Piper Jaffray Companies
Synopsys, Inc.	TMX Group Limited
Verisk Analytics, Inc.	Tyler Technologies, Inc.
Virtu Financial, Inc.	The Ultimate Software Group, Inc.
Verint Systems Inc.
WEX Inc.

2018 Elements of Executive Compensation Program

Base Salary

The base salary for our named executive officers is designed to be part of a competitive total compensation package when compared to both of our peer groups. Base salary provides our named executive officers with a measure of certainty within their total compensation package and provides a baseline for their target payout opportunity under the annual incentive plan. In setting base salary, in addition to considering peer group data, the Compensation Committee also considered for each named executive officer the following factors:

position,	individual performance,
experience,	potential to influence our future success, and
industry specific knowledge,	total compensation.
level of responsibility,

36	Cboe Global Markets 2019 Proxy Statement

For 2018, the Compensation Committee approved or made recommendations to the Board regarding the base salaries for each of the named executive officers, with input in part from Mr. Tilly regarding the individual performances of Messrs. Concannon, Schell, Isaacson and Hemsley and Ms. Moffic-Silver.  Below are the base salary amounts at December 31, 2018 and 2017, and February 28, 2018 and December 31, 2017, with respect to Ms. Moffic-Silver, for the named executive officers and the aggregate percent change.

	2017 Base	2018 Base	Percent
Named Executive Officer	Salary (1)	Salary (1)	Change
Edward T. Tilly	$1,150	$1,265	10%
Christopher R. Concannon	$1,000	$1,100	10%
Brian N. Schell	$500	$521	4%
Christopher A. Isaacson	$500	$540	8%
Mark S. Hemsley (2)	$659	$619	-6%
Joanne Moffic-Silver	$433	$433	0%

(1)	In thousands
(2)

Mr. Hemsley receives his cash compensation in British pounds and his base salary did not change.  Any changes were due to foreign currency fluctuations.  The 2018 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018. The 2017 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.35, which was the exchange rate as of December 31, 2017.

The base salaries for Messrs. Tilly and Concannon increased due to the continued successful integration with Bats, our strong corporate performance in 2017, their assumptions of additional responsibilities in leading a larger company, and to more closely align their compensation with comparative market data provided by Meridian. Mr. Schell’s base salary increase of 3% was approved in February 2018 and then an increase of approximately 1.5% was approved in July 2018 due to his assumption of additional responsibilities and duties, successful migration of our financial processing systems and to more closely align compensation with comparative market data provided by Meridian.  The base salary for Mr. Isaacson increased due to his department’s continued successful integration with Bats, his additional responsibilities in leading a larger department and to more closely align compensation with comparative market data provided by Meridian.

Annual Incentive

Overview.  The annual incentive, or bonus, component of the total compensation package paid to our named executive officers is intended to reward performance relative to annual goals that were approved by the Board or Compensation Committee at the beginning of the year. In the first quarter following the performance year, the Compensation Committee reviews corporate and individual performance for the year and approves or makes recommendations to the Board for annual incentives to be paid to the named executive officers.

The Compensation Committee established a target annual incentive opportunity for each of the named executive officers by considering market data derived from our two peer groups, in addition to the following factors:

experience,	potential to influence our future success, and
industry specific knowledge,	pay history.
level of responsibility,

Cboe Global Markets 2019 Proxy Statement	37

The table below shows each named executive officer’s 2017 and 2018 target annual incentive opportunity, shown as a percentage of salary, and the change in percentage points.

	2017 Target Annual	2018 Target Annual
	Incentive	Incentive
	Opportunity as	Opportunity as	Change in
	Percentage of	Percentage of	Percentage
Named Executive Officer	Base Salary	Base Salary	Points
Edward T. Tilly	165%	165%	0	pts
Christopher R. Concannon	150%	150%	0	pts
Brian N. Schell	140%	140%	0	pts
Christopher A. Isaacson	140%	150%	10	pts
Mark S. Hemsley	95%	110%	15	pts
Joanne Moffic-Silver	140%	140%	0	pts

Mr. Isaacson’s target annual incentive opportunity increased due to his role in the continued successful integration with Bats, his additional responsibilities in leading a larger department and to more closely align Mr. Isaacson’s target annual incentive opportunity with comparative market practice. Mr. Hemsley’s target annual incentive opportunity increased due to his leadership in managing the strong European business segment performance, his additional responsibilities in managing the impact of Brexit, navigating MIFID II and to more closely align Mr. Hemsley’s target annual incentive opportunity with comparative market practice.

The Compensation Committee determines actual annual incentive bonus payouts based on achieved results measured against pre-established performance goals. The use of pre-established performance metrics and related goals creates an annual incentive plan that rewards our executive officers for superior performance, reduces payouts when performance does not meet target and eliminates payouts if performance does not meet threshold. In addition, the performance metrics and related goals create a structured, formulaic annual incentive plan—the executive officers know throughout the year what needs to be accomplished and what specific bonus dollar amounts can be earned at different performance levels.  The following is a graphical depiction of determining annual incentive bonus payouts.

As more fully described below, for the 2018 annual incentive plan the Compensation Committee approved two performance metrics: (i) corporate performance metrics (weighted 75%) and (ii) individual performance metrics (weighted 25%). The Compensation Committee established goals at threshold, target and maximum performance levels with respect to the corporate performance metrics. However, given the nature of the individual performance metrics, the Compensation Committee did not set a range of performance levels. Rather, the Compensation Committee determined each named executive officer’s payout (expressed as a percentage of target annual incentive award opportunity) based on the assessment of the executive officer’s actual performance measured against individual performance goals.

38	Cboe Global Markets 2019 Proxy Statement

The Company will pay no annual incentive bonus if actual performance is below threshold. The following chart shows the bonus payout opportunity for each named executive officer at these performance levels.

		Target Annual
		Incentive
		Opportunity as	Annual Bonus Payout
	Base	Percentage of	Opportunity (1)
Named Executive Officer	Salary (1)	Base Salary	Threshold	Target	Maximum
Edward T. Tilly	$1,265	165%	$157	$2,087	$4,018
Christopher R. Concannon	$1,100	150%	$124	$1,650	$3,176
Brian N. Schell	$521	140%	$55	$729	$1,404
Christopher A. Isaacson	$540	150%	$61	$810	$1,559
Mark S. Hemsley (2)	$619	110%	$34	$681	$1,328
Joanne Moffic-Silver	$433	140%	$46	$606	$1,167

(1)	In thousands
(2)	Mr. Hemsley receives his cash compensation in British pounds. The amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018.

In connection with Mr. Concannon’s voluntary termination of employment for a reason other than good reason effective January 14, 2019, he was not eligible to receive a 2018 annual incentive plan payout.  His employment agreement is described more fully below under “Severance, Change in Control and Employment-Related Agreements.”

Corporate Performance. For the 2018 annual incentive plan, the Compensation Committee approved the following corporate performance metrics: (i) synergies, (ii) net revenue, (iii) adjusted EBITDA and (iv) business unit performance. These performance metrics, in the aggregate, are weighted 75% of each named executive officer’s target annual incentive opportunity. The Compensation Committee approved these metrics to align the interests of our executives with stockholders and to focus our executive officers on the continued integration of Bats through cost savings, increasing revenues and earnings and enhancing specific business unit performance. More specifically, these metrics focus and reward management’s efforts to achieve key business strategy goals of synergies related to the transformational acquisition of Bats and to focus on long-term growth by continuing to increase our revenue by increasing trading in our products.  These metrics also allocate different weightings of the corporate performance metrics based on whether an executive is a  corporate or business unit leader, thereby driving the importance of certain metrics.    The following shows the corporate performance metrics and their relative weightings for 2018 for the named executive officers.

Named Executive Officer	Synergies	Net Revenue	Adjusted EBITDA	Business Unit Performance
Edward T. Tilly	15%	10%	40%	10%
Christopher R. Concannon	15%	10%	40%	10%
Brian N. Schell	15%	10%	40%	10%
Christopher A. Isaacson	15%	10%	40%	10%
Mark S. Hemsley	10%	10%	10%	45%
Joanne Moffic-Silver	15%	10%	40%	10%

The Compensation Committee also established goals at threshold, target and maximum performance levels and payouts to be met with respect to the corporate performance metrics. The Compensation Committee used straight-line interpolation to determine amounts for any results in between the threshold and target performance levels and in between the target and maximum performance levels. The percentage payout of target incentive opportunity for each of the metrics, other than synergies, is

Cboe Global Markets 2019 Proxy Statement	39

0% for threshold, 100% for target and 200% for maximum.  The percentage payout of target incentive opportunity for the achievement of synergies is 50% for threshold, 100% for target and 150% for maximum.

With respect to all executive officers the following shows the corporate performance metric threshold, target and maximum goals,  actual performances and percentage payouts of target for 2018.  Mr. Concannon’s percentage payout of target was 0%.

Corporate Performance Metrics	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Synergies	$38	$50	$75	$57	114%
Net Revenue	$1,056	$1,112	$1,167	$1,217	200%
Adjusted EBITDA (1)	$633	$745	$856	$840	186%

*     In millions

(1)	Adjusted EBITDA for the Company is a non-GAAP measure used by the Company and a reconciliation of actual performance to GAAP measures is provided in Appendix A.

With respect to Messrs. Tilly and Concannon, the following shows the business unit performance metric threshold, target and maximum goals,  actual performance and percentage payout of target for 2018.  Mr. Concannon’s percentage payout of target was 0%.

Business Unit Performance Metric	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Adjusted EBITDA (1)	$558	$745	$931	$840	152%

*     In  millions

(1)	Adjusted EBITDA for the Company is a non-GAAP measure used by the Company and a reconciliation of actual performance to GAAP measures is provided in Appendix A.

With respect to Mr. Hemsley, the following shows the business unit performance metric weightings, threshold, target and maximum goals,  actual performances and percentage payouts of target for 2018,  in each case as converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018.

Business Unit Performance Metrics	Weighting	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Net Revenue (Europe)	15%	$75	$83	$91	$95	200%
Adjusted EBITDA (Europe) (1)	30%	$38	$45	$52	$56	200%

*     In millions

(1)	Adjusted EBITDA for the European business unit is a non-GAAP measure used by the Company and a reconciliation of actual performance to GAAP measures is provided in Appendix A.

The business unit performance metrics for Messrs. Schell and Isaacson and Ms. Moffic-Silver were the finance, technology and legal department budgets, respectively, and the percentage payouts of target for 2018 were 150%,  136% and 141%, respectively.  Specific goals for these metrics are not disclosed for competitive purposes.

The achievement of synergies is measured as of December 31, 2018 and the target of $50 million of 2018 run rate expense synergies, which includes $17 million of incremental synergies, was reviewed by the Board in February 2018 and thereafter publicly disclosed. The achievement of 2018 net revenue, which is revenues less cost of revenues,  adjusted EBITDA and business unit performance

40	Cboe Global Markets 2019 Proxy Statement

are measured as of December 31, 2018. The target 2018 net revenues, adjusted EBITDA and business unit performance projections were presented to and reviewed by the Board as part of the Company’s annual budgeting process.  Adjustments to the synergies, adjusted EBITDA and certain of the business unit performance projections were further reviewed in February 2019 by the Board to account for organizational changes that occurred during 2018.  In February 2019, we publicly disclosed the actual performance of 2018 run rate expense synergies,  net revenues, adjusted EBITDA and European business unit performance.

For 2018, the payout percentage for corporate performance of each named executive officer’s target annual incentive award opportunity ranged from 167% to 187%, other than for Mr. Concannon, which was 0%.

Individual Performance. For the 2018 annual incentive plan, individual performance goals were 25% of each named executive officer’s target annual incentive opportunity. Based upon data and analysis on each goal as provided by management, the Compensation Committee determined the payout percentage of target annual incentive award opportunity for individual performance for each named executive officer.

Early in 2018, the Compensation Committee set the following corporate strategic goals for 2018:

    drive growth through product innovation, leading edge, state of the art technology and seamless trading solutions;

    widen global access and distribution;

    grow highest margin proprietary index suite; and

    build strong performance culture through effective pay for performance processes.

As discussed above in “2018 Business Highlights,” overall, we substantially performed on our targeted 2018 strategic goals.

The Compensation Committee received input from Mr. Tilly regarding the individual performances and recommendations regarding incentive compensation of the executive officers. The Compensation Committee, with input from the Board, also evaluated the performance of Mr. Tilly with respect to the following:

Mr. Tilly’s individual goals in 2018 were to:

    manage the Company and its affiliates to achieve the corporate strategic goals listed above;

    manage communications with the investment community so as to cultivate a loyal stockholder base; and

    work with the Compensation Committee and the Board in continuing to develop and enhance the Company’s succession plan for all senior management positions. The succession plan will identify and qualify multiple potential successors for each senior management position.

Mr. Concannon’s individual performance was not evaluated, because, in connection with Mr. Concannon’s voluntary termination of employment, he was not eligible to receive a 2018 annual incentive plan payout.  Mr. Concannon’s individual goals in 2018 were to:

    achieve the corporate strategic goals listed above;

    manage communications with the investment community so as to cultivate a loyal stockholder base;

    manage the operation of the Company and its affiliates to ensure reliable and efficient service at a competitive cost;

Cboe Global Markets 2019 Proxy Statement	41

    maintain a high level of systems performance during the migration to the Bats technology platform;

    maintain high levels of customer interaction as integration with Bats is completed; and

    achieve retention of key talent and institutional knowledge by maintaining overall engagement during migration to the Bats technology platform.

Based on the above factors and its deliberations, the Compensation Committee determined for individual performance the payout percentage of each named executive officer’s target annual incentive award opportunity. Such individual performance payout percentages of target ranged from 100% to 130%, other than for Mr. Concannon, which was 0%.

Actual Performance. For 2018, the following table shows the combined payout percentage for corporate and individual performance of each named executive officer’s target annual incentive award opportunity.  The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below reflects amounts paid under the annual incentive plan.

In connection with Mr. Concannon’s voluntary termination of employment in early 2019,  he was not eligible to receive a 2018 annual incentive plan payout.  His employment agreement is described more fully below under “Severance, Change in Control and Employment-Related Agreements.”

Pursuant to the release agreement for Ms. Moffic-Silver, which is described more fully below under “Severance, Change in Control and Employment-Related Agreements,” she was entitled to a prorated 2018 annual incentive plan payout for the performance period completed at the time of termination based on actual performance.

	2018 Target Annual
	Incentive	2018 Percentage
	Opportunity as	Payout of
	Percentage of	Target Incentive
Named Executive Officer	Base Salary	Opportunity
Edward T. Tilly	165%	154%
Christopher R. Concannon	150%	0%
Brian N. Schell	140%	154%
Christopher A. Isaacson	150%	153%
Mark S. Hemsley	110%	172%
Joanne Moffic-Silver	140%	151%

Technology Platform Migration Cash Incentive Plan

Mr. Isaacson's Offer Letter Agreement, described more fully below under “Severance, Change in Control and Employment-Related Agreements” provides that Mr. Isaacson is eligible for additional cash incentive awards of up to $1,500,000 in the aggregate if he achieves the successful migrations of CFE, C2 and C1 to the Bats technology platform during the three-year period following our acquisition of Bats.  As a result of the successful migrations of CFE and C2 to the Bats technology platform on February 25, 2018 and May 14, 2018, respectively, the Compensation Committee, awarded Mr. Isaacson two cash awards in the aggregate amount of $1,000,000. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table reflects these cash awards paid to Mr. Isaacson.

Long-Term Incentive Plan

Overview.  The Compensation Committee strongly believes that a stock ownership culture enhances our long-term success. We have adopted the Second Amended and Restated Long-Term Incentive Plan, which was approved by stockholders at the 2016 Annual Meeting of Stockholders. Under the plan, the Compensation Committee may grant equity or cash awards, including restricted stock,

42	Cboe Global Markets 2019 Proxy Statement

restricted stock units and options. Stock options were not featured in our long-term incentive program in 2018.

The Compensation Committee believes that equity awards assist us in meeting the following goals:

    aligning the financial interests of our Board members and executive officers with the interests of our stockholders;

    aligning our Board and executive compensation with that of our peers in terms of components and value;

    providing competitive compensation to assist in retaining highly skilled and qualified Board members and executives; and

    deferring a significant portion of total compensation to the future and linking the ultimate value of the award to our future stock price.

In connection with our acquisition of Bats, the Company assumed the Bats Global Markets, Inc. 2009 Stock Option Plan (the “2009 Plan”), the Bats Global Markets, Inc. Third Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”) and the Bats Global Markets, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”, and collectively, the “Bats Plans”). Restricted stock and stock options were granted to Bats’ employees under the Bats Plans and vest in equal annual installments over either three or four years. The stock options and some restricted stock granted under the Bats Plans are fully vested. Following Bats’ initial public offering, no new awards could be made under the 2009 Plan and 2012 Plan. No awards have been made under the Bats Plans subsequent to our acquisition of Bats. We will not grant any additional awards under the Bats Plans; however, there are still awards outstanding under these plans. Information on the outstanding awards and shares of common stock reserved under the Bats Plans is provided more fully below under “Equity Compensation Plan Information.”

2018 Grants.  The Compensation Committee and the Board granted equity awards in early 2018 for the 2018 service year and they were awarded at the target long-term incentive value for each executive. The Compensation Committee set each named executive officer’s target long-term incentive value based on comparative market data and individual performance. Once the Compensation Committee set the target long-term incentive value for each named executive officer, one-half of the target value was granted in the form of time-based RSUs and one-half of the target value was granted in the form of PSUs.

    Time-Based Restricted Stock Units. Time-based RSUs comprise 50% of the 2018 total target long-term incentive award value and have a three-year vesting period, with one-third of the RSUs vesting on each of the first, second and third anniversaries of the grant date. The vesting of these awards is not subject to performance conditions. The Compensation Committee granted time-based RSUs to align the interests of management with stockholders and to provide a retention incentive.

    Performance-Based Restricted Stock Units. PSUs comprise the remaining 50% of the 2018 total target long-term incentive award value.  As described below, one-half of PSU grants are subject to the achievement of relative total stockholder return (“TSR”) measured against pre-determined performance goals and one-half of PSU grants are subject to the achievement of earnings per share (“EPS”) measured against pre-determined performance goals, both over a three-year performance period.

o

Performance-Based Restricted Stock Units subject to Relative Total Stockholder Return (“PSUs-TSR”). 25% of the 2018 total target long-term incentive award value is subject to the achievement of relative TSR measured against pre-determined performance goals over a three-year performance period. The number of PSUs-TSR that will vest at the end of the three-year performance period will vary from 0% to 200% of the

Cboe Global Markets 2019 Proxy Statement	43

target number of PSUs-TSR granted to each named executive officer, based on our TSR relative to the TSR for the S&P 500 Index during the three-year performance period. We calculate TSR as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period. The Compensation Committee selected the relative TSR performance metric to incent management to increase TSR for the benefit of stockholders, and believes that tying a portion of each executive’s compensation to TSR compared to a broad index encourages management to generate superior returns.

o

Performance-Based Restricted Stock Units subject to Earnings Per Share (“PSUs-EPS”). 25% of the 2018 total target long-term incentive award value is subject to the achievement of cumulative EPS measured against pre-determined performance goals over a three-year performance period. The number of PSUs-EPS that will vest at the end of the three-year performance period will vary from 0% to 200% of the target number of PSUs-EPS granted to each named executive officer,  based on our cumulative EPS during the three-year performance period, as adjusted for certain extraordinary, unusual or non-recurring items. The Compensation Committee selected the cumulative EPS performance metric to encourage management to continue growing the business and increasing trading and listings on our exchanges. Because of the operating leverage inherent in our business, the Compensation Committee believes that EPS growth over the next three years is an appropriate basis for these awards.

The Compensation Committee equally weighted PSUs-TSR and PSUs-EPS so that management will maintain an equal focus on enhancing Company TSR and profitably grow the Company to increase EPS.

The Company will settle vested RSUs and PSUs in shares of the Company’s common stock. For each vested RSU or PSU, the named executive officer will receive one share of our common stock. To receive shares earned under RSUs and PSUs, a named executive officer must be continuously employed during the applicable service period or performance period, subject to acceleration in the event of a change in control or in the event of a participant’s earlier death, disability or qualified retirement.

The following table shows the target grant date fair value and number of time-based RSUs that were granted to each named executive officer on February 19, 2018.

Named Executive Officer	# of Shares	Target Grant Date Fair Value of Stock
Edward T. Tilly	14,049	$1,650,000
Christopher R. Concannon	9,366	$1,100,000
Brian N. Schell	3,059	$359,275
Christopher A. Isaacson	2,768	$325,000
Mark S. Hemsley	2,555	$300,000
Joanne Moffic-Silver	408	$44,220

The following table shows the target grant date fair value and number of PSUs (tied to TSR and EPS performance) that were granted to each named executive officer on February 19, 2018 and the number of PSUs that would be paid at achievement of threshold, target and maximum performance

44	Cboe Global Markets 2019 Proxy Statement

goals.  With respect to Ms. Moffic-Silver, the amounts do not reflect proration for the portion of the performance period completed at the time of termination.

		# of Shares			Target Grant Date Fair Value of Stock
		Threshold	Target	Maximum
Named Executive Officer	Performance Metric	(50% Payout)	(100% Payout)	(200% Payout)
Edward T. Tilly	2018-2020 TSR	3,512	7,025	14,049	$825,000
	2018-2020 EPS	3,512	7,025	14,049	$825,000
Christopher R. Concannon	2018-2020 TSR	2,342	4,683	9,366	$550,000
	2018-2020 EPS	2,342	4,683	9,366	$550,000
Brian N. Schell	2018-2020 TSR	765	1,530	3,059	$179,638
	2018-2020 EPS	765	1,530	3,059	$179,638
Christopher A. Isaacson	2018-2020 TSR	692	1,384	2,768	$162,500
	2018-2020 EPS	692	1,384	2,768	$162,500
Mark S. Hemsley	2018-2020 TSR	639	1,278	2,555	$150,000
	2018-2020 EPS	639	1,278	2,555	$150,000
Joanne Moffic-Silver	2018-2020 TSR	612	1,224	2,448	$143,750
	2018-2020 EPS	612	1,224	2,448	$143,750

The following table displays the threshold, target and maximum performance goals for the PSU awards granted in 2018, measured over the performance period from January 1, 2018 through December 31, 2020.

	Threshold	Target	Maximum
	(50% Payout)	(100% Payout)	(200% Payout)
Relative TSR Compared to S&P 500	20th Percentile	50th Percentile	80th Percentile
Cumulative EPS	$12.57	$13.48	$14.49

For performance levels that fall between the goals shown above, the percentage of PSUs that vest will be determined by straight line interpolation, provided that no PSUs will vest if the performance does not equal or exceed the threshold amount.

Pursuant to the terms of the equity award agreements, the 2018 RSU and PSU grants for Mr. Concannon were forfeited in early 2019 in connection with his voluntary termination of employment.

The 2018 time-based RSU grant for Ms. Moffic-Silver vested in 2018 in accordance with her release agreement. In addition, in accordance with her release agreement, Ms. Moffic-Silver became entitled to accelerated vesting of any outstanding PSUs, including the 2016, 2017 and 2018 grants of PSUs, prorated for the portion of the performance period completed at the time of termination and subject to attainment of the applicable performance goals through the full performance period. The release agreement is described more fully below under “Severance, Change in Control and Employment-Related Agreements.”

2016 PSU Grants Vested. In early 2019, the Compensation Committee determined, with respect to the 2016 grants of PSUs awarded on February 19, 2016, the achievement of TSR and EPS measured against pre-determined performance goals, both over a three-year performance period from January 1, 2016 through December 31, 2018. The TSR percentile attained was the 77th percentile, and so 200% of the target number of PSUs-TSR vested for each applicable named executive officer. The cumulative EPS, as adjusted, attained was $10.11, and so approximately 200% of the target number PSUs-EPS vested for each applicable named executive officer.

The specific performance goals for the PSUs-TSR and PSUs-EPS for the 2016‑2018 performance period were previously disclosed in our proxy statement covering 2016 compensation. Messrs. Concannon, Schell, Isaacson and Hemsley did not receive the 2016 grants of equity awards.

Cboe Global Markets 2019 Proxy Statement	45

The 2016 grants of equity awards for Ms. Moffic-Silver were prorated for the portion of the performance period completed at the time of separation and subject to attainment of the applicable performance goals through the full performance period, vested in accordance with her release agreement, which is described more fully below under “Severance, Change in Control and Employment-Related Agreements.”  Certain details of the PSUs that vested based on achievement of 2016‑2018 TSR and EPS performance goals for Mr. Tilly and, as pro-rated with respect to Ms. Moffic-Silver, are as follows and do not include the dividend equivalent payments.

		# of Shares
		at Target	# of Shares
Named Executive Officer	Performance Metric	(100% Payout)	Vested
Edward T. Tilly	2016-2018 TSR	10,114	20,228
	2016-2018 EPS	10,114	20,228
Joanne Moffic-Silver	2016-2018 TSR	1,983	2,858
	2016-2018 EPS	1,983	2,858

Other Executive Compensation Program Considerations

Stock Ownership and Holding Guidelines

The Compensation Committee adopted stock ownership and holding guidelines, shown below, specifying the levels of stock ownership that each named executive officer must maintain while employed by us. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock or stock units, including shares or units with time-based or performance conditions that have been granted but are unvested, are counted toward the guidelines.

Each named executive officer has three years to meet the guidelines from the date that such officer was appointed to his or her position. Each named executive officer is required to hold all shares until the guidelines are met, except for sales of shares to pay taxes with respect to the vesting or exercising of equity grants.  As of December 31, 2018, each named executive officer has met the applicable holding requirement based on his position with us. Ms. Moffic-Silver met the applicable holding requirements of two times base salary as of February 28, 2018.

Named Executive Officer	Holding Requirement
Edward T. Tilly	Five times base salary
Christopher R. Concannon	Four times base salary
Brian N. Schell	Two times base salary
Christopher A. Isaacson	Two times base salary
Mark S. Hemsley	Two times base salary

Hedging Policy

Our Insider Trading Policy prohibits our executive officers from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock. None of our executive officers have existing hedges on shares of our common stock.

Pledging Policy

Our Insider Trading Policy prohibits our executive officers and all employees from entering into any pledges or margin loans on shares of our common stock. None of our executive officers have existing pledges or margin loans on shares of our common stock.

Clawbacks

The Compensation Committee has a policy for the clawback of cash incentive payments and long-term incentives based on the provisions of the Dodd-Frank Act. The policy provides that we will attempt to recover incentive amounts paid to executive officers in the event of any material noncompliance with any financial reporting requirement. The policy has a three-year look-back and

46	Cboe Global Markets 2019 Proxy Statement

applies to both current and former executives, regardless of such executive’s involvement in the noncompliance. The equity award agreements contain provisions applying the clawback policy to equity grants.

Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements

We make medical, life and disability plans available to all of our employees, including our named executive officers.  In addition, for named executive officers and certain other employees, we provide participation in the Supplemental Executive Retirement Plan and the Executive Retirement Plan, which are described more fully below under “Summary Compensation – Non-Qualified Deferred Compensation Plans.”  We offer these plans in order to provide a competitive benefits program, a level of protection for catastrophic events and income during retirement. These plans are defined contribution plans, and we do not provide any defined benefit retirement plans to our executive officers or employees. Effective January 1, 2017, the Company froze the Executive Retirement Plan to new executive officers and employees.

As of December 31, 2018, we had employment agreements with Messrs. Tilly and Concannon, offer letter agreements with Messrs. Schell, Isaacson and Hemsley, a  release agreement with Ms. Moffic-Silver and an Executive Severance Plan for other executive officers in order to encourage retention, maintain a consistent management team to effectively run our operations, assist with separation proceedings and allow executives to focus on our strategic business priorities. The employment agreements with Messrs. Tilly and Concannon, offer letter agreements with Messrs. Schell, Isaacson and Hemsley and the Executive Severance Plan contain severance and change in control provisions and are described more fully below under “Severance, Change in Control and Employment-Related Agreements.” Any payments under the employment agreements, offer letter agreements and the Executive Severance Plan upon a change in control will only occur if the named executive officer’s employment is terminated without cause or he or she resigns for good reason during a set period following the change in control, known as a double trigger provision.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications of compensation to us and the tax implications to our named executive officers.  Historically, to the extent possible, the Compensation Committee strove to provide compensation deductible under Section 162(m) of the Internal Revenue Code and, to that end, certified, as applicable, the level of attainment of the performance targets under the Second Amended and Restated Long-Term Incentive Plan annually in accordance with Section 162(m). Nonetheless, changes in tax laws or their interpretation and other outside factors may affect the deductibility of certain compensation payments. For example, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, limits the deductibility of compensation paid to our named executive officers to $1 million each year for taxable years beginning after December 31, 2017.  Even though “performance-based” criteria is no longer relevant in determining whether compensation is deductible for tax purposes, the Compensation Committee plans to continue to apply such criteria in structuring future compensation arrangements.  The Compensation Committee reserves the right to pay compensation that is not deductible for tax purposes when, in its judgment, such compensation is appropriate.

Compensation Committee Report

The Compensation Committee consists of Mr. Fitzpatrick, Chair, Mr. English, Ms. Froetscher and Mr. Parisi, each of whom the Board has determined are independent under BZX and Nasdaq listing rules and our Corporate Governance Guidelines. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our Investor Relations page at http://ir.Cboe.com.

Cboe Global Markets 2019 Proxy Statement	47

The Compensation Committee has reviewed and discussed with management the disclosures contained in the foregoing section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Compensation Committee

Edward J. Fitzpatrick, Chair

Frank E. English, Jr.

Janet P. Froetscher

James E. Parisi

Risk Assessment

We believe that any potential risks arising from our employee compensation policies and practices are not likely to have a material adverse effect on us. With assistance from Meridian, the Compensation Committee reviewed and discussed a risk assessment of our compensation policies and practices for all employees for 2018, including non-executive officers, in its oversight capacity.

The Compensation Committee and management considered a number of factors, including the following factors, when reviewing potential risk from our employee compensation policies and practices:

    Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

    The variable (“at-risk”) portions of compensation are designed to reward both annual and long-term performance. We believe that this design mitigates any incentive for short-term risk-taking that could be detrimental to the Company’s long-term best interests.

    Our senior executives are subject to stock ownership and holding guidelines, which we believe provide incentives for our executives to consider the long-term interests of the Company and our stockholders and discourage excessive risk-taking that could negatively impact our stock price over time.

    We include clawback provisions in our executives’ cash incentive and equity incentive awards as a mechanism to recover compensation in the event of financial reporting wrongdoing.

    We utilize an independent compensation consultant to provide the Compensation Committee with advice on best practices and the risks associated with various compensation policies.

48	Cboe Global Markets 2019 Proxy Statement

SUMMARY COMPENSATION

2018 Summary Compensation Table

The table below sets forth, for the years indicated below, the compensation earned by our named executive officers.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)	Total
Edward T. Tilly	2018	$1,265,000	$—	$3,237,079	$3,219,374	$731,684	$8,453,137
Chairman and Chief	2017	$1,150,000	$—	$6,070,988	$2,461,058	$737,887	$10,419,933
Executive Officer (4)	2016	$1,000,000	$—	$2,714,536	$1,775,000	$464,047	$5,953,583
Christopher R. Concannon	2018	$1,100,000	$—	$2,157,973	$0	$99,633	$3,357,606
President and Chief	2017	$833,333	$—	4,179,168	$1,945,500	$38,187	$6,996,188
Operating Officer(5, 6)
Brian N. Schell	2018	$521,000	$—	$704,928	$1,122,984	$68,845	$2,417,757
Executive Vice President,
Chief Financial Officer and
Treasurer
Christopher A. Isaacson	2018	$540,000	$—	$637,761	$2,236,384	$147,587	$3,561,732
Executive Vice President,
Chief Information Officer (7)
Mark S. Hemsley	2018	$619,379	$—	$588,566	$1,175,272	$—	$2,383,217
Executive Vice President,	2017	$544,377	$—	1,245,474	$741,816	$13,500	$2,545,167
President Europe(6, 8)
Joanne Moffic-Silver	2018	$72,167	$—	$336,673	$147,552	$3,207,150	$3,763,542
Former Executive Vice	2017	$433,000	$—	$1,174,484	$877,171	$299,331	$2,783,986
President, General Counsel	2016	$427,583	$—	$532,175	$535,477	$215,849	$1,711,084
and Corporate Secretary(9)

(1)

The amounts in the stock award column for 2018 include the aggregate fair value of the awards of RSUs granted on February 19, 2018 for service in 2018, as computed in accordance with stock-based compensation accounting rules (Financial Standards Accounting Board ASC Topic 718), for PSUs-TSR, as computed in accordance with the Monte Carlo valuation model method, and for PSUs-EPS, we used the fair market value methodology to estimate the fair value of the award.

Assumptions used in the calculation of these amounts are included in the footnotes to our 2018 consolidated financial statements, which are included in our Annual Report on Form 10‑K for the year ended December 31, 2018 filed with the SEC.

(2)

The amounts shown reflect awards to the named executive officers under our annual incentive plan. The amount shown for Mr. Isaacson also includes two awards of $500,000  in recognition of his contributions to the successful migrations of CFE and C2 to Bats technology. For a discussion of our plans, please see “Compensation Discussion and Analysis—2018 Elements of Executive Compensation Program—Annual Incentive” and “—Technology Platform Migration Cash Incentive Plan” above.  Annual incentive payments for services performed in 2016, 2017 and 2018 by named executive officers were paid in early 2017, 2018, and 2019, respectively.

(3)

The amounts shown represent separation payments and benefits that were, from time to time, made available to our executives, including retirement plan contributions. For more information on the amounts shown in this column for 2018, please see the following “2018 All Other Compensation Detail Table.”

(4)	Mr. Tilly was also appointed our President effective January 14, 2019.
(5)

Mr. Concannon stepped down as our President and Chief Operating Officer effective January 14, 2019.  In connection with Mr. Concannon’s voluntary termination of employment for a reason other than good reason, he was not eligible to receive a 2018 annual incentive plan payout.  His employment agreement is described more fully below under “Severance, Change in Control and Employment-Related Agreements.”

Cboe Global Markets 2019 Proxy Statement	49

(6)	Information presented for Messrs. Concannon and Hemsley for 2017 is from February 28, 2017, the date that each joined the Company with our acquisition of Bats, to December 31, 2017.
(7)	Mr. Isaacson was appointed our Executive Vice President and Chief Operating Officer effective January 14, 2019.
(8)

Mr. Hemsley receives his cash compensation in British pounds. The 2018 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018. The 2017 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.35, which was the exchange rate as of December 31, 2017.

(9)	Ms. Moffic-Silver stepped down as our Executive Vice President, General Counsel and Corporate Secretary effective February 28, 2018.

2018 All Other Compensation Detail Table

	Qualified Defined	Non-Qualified Defined		Matching Gift
Name	Contributions(1)	Contributions(2)	Insurance(3)	Program (4)	Other(5)
Edward T. Tilly	$22,000	$707,878	$1,806	$—	$—
Christopher R. Concannon	$22,000	$76,667	$966	$—	$—
Brian N. Schell	$22,000	$38,379	$966	$7,500	$—
Christopher A. Isaacson	$22,000	$117,667	$420	$7,500	$—
Mark S. Hemsley(6)	$—	$—	$—	$—	$—
Joanne Moffic-Silver	$22,000	$229,046	$533	$—	$2,955,571

(1)

The amounts shown are matching contributions to our qualified 401(k) plan, the Cboe Global Markets SMART Plan (“SMART Plan”), on behalf of each of the officers listed. In 2018, we matched 200% of employee contributions up to 4% of the employee’s compensation, subject to statutory limitations.

(2)

The amounts shown are our contributions to the non-qualified defined contribution plans on behalf of each named executive officer, including contributions, as applicable, made to the Supplemental Executive Retirement Plan and Executive Retirement Plan. We matched 200% of such employee’s contributions. These plans are described more fully below under “Non-Qualified Defined Contribution Plans.”

(3)	Represents the amount attributable to taxable life insurance in excess of $50,000.
(4)

Amounts represent those provided through our Matching Gift Program that is available to all full-time employees with at least one year of service.  During 2018, we matched eligible gifts from a minimum of $50 to an aggregate maximum gift of $7,500 per employee, per calendar year. Amounts listed only represent matching gifts made to qualified non-profit organizations on behalf of the named executive officers and do not represent total charitable contributions made by them during the year.

(5)

This column includes the amounts paid to Ms. Moffic-Silver in 2018 pursuant to her release agreement. The release agreement is described more fully below under “Severance, Change in Control and Employment-Related Agreements.”

(6)	Mr. Hemsley receives his cash compensation in British pounds. The amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018.

50	Cboe Global Markets 2019 Proxy Statement

2018 Grants of Plan-Based Awards Table

The 2018 grants of plan-based awards are as follows and are explained in more detail below:

								All Other
								Stock
								Awards:	Grant Date
		Estimated Future Payouts Under						Number of	Fair Value of
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Shares of	Stock and
		Awards			Equity Incentive Plan Awards			Stock or	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards
Edward T. Tilly	n/a	$156,544	$2,087,250	$4,017,956	—	—	—	—	—
	2/19/2018	—	—	—	3,512	7,025	14,049	—	$825,000
	2/19/2018	—	—	—	3,512	7,025	14,049	—	$825,000
	2/19/2018	—	—	—	—	—	—	14,049	$1,650,000
Christopher R. Concannon (1)	n/a	$123,750	$1,650,000	$3,176,250	—	—	—	—	—
	2/19/2018	—	—	—	2,342	4,683	9,366	—	$550,000
	2/19/2018	—	—	—	2,342	4,683	9,366	—	$550,000
	2/19/2018	—	—	—	—	—	—	9,366	$1,100,000
Brian N. Schell	n/a	$54,705	$729,400	$1,404,095	—	—	—	—	—
	2/19/2018	—	—	—	765	1,530	3,059	—	$179,638
	2/19/2018	—	—	—	765	1,530	3,059	—	$179,638
	2/19/2018	—	—	—	—	—	—	3,059	$359,275
Christopher A. Isaacson	n/a	$60,750	$810,000	$1,559,250	—	—	—	—	—
	2/19/2018	—	—	—	692	1,384	2,768	—	$162,500
	2/19/2018	—	—	—	692	1,384	2,768	—	$162,500
	2/19/2018	—	—	—	—	—	—	2,768	$325,000
Mark S. Hemsley(2)	n/a	$34,045	$680,900	$1,327,755	—	—	—	—	—
	2/19/2018	—	—	—	639	1,278	2,555	—	$150,000
	2/19/2018	—	—	—	639	1,278	2,555	—	$150,000
	2/19/2018	—	—	—	—	—	—	2,555	$300,000
Joanne Moffic-Silver (3)	n/a	$45,465	$606,200	$1,166,935	—	—	—	—	—
	2/19/2018	—	—	—	612	1,224	2,448	—	$143,750
	2/19/2018	—	—	—	612	1,224	2,448	—	$143,750
	2/19/2018	—	—	—	—	—	—	408	$44,220

(1)	Pursuant to the terms of the equity award agreements, Mr. Concannon’s 2018 grants of plan-based awards were forfeited in early 2019 in connection with his voluntary termination of employment.
(2)	Mr. Hemsley receives his cash compensation in British pounds. The amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018.
(3)

Pursuant to Ms. Moffic-Silver’s release agreement, the restricted stock units not subject to performance conditions held by her were subject to accelerated vesting in full at the time of separation and the restricted stock units subject to performance conditions held by her will be subject to accelerated vesting and prorated for the portion of the performance period completed at the time of termination and subject to attainment of the applicable performance goals through the full performance period. The amounts do not reflect proration for the portion of the performance period completed at the time of termination. The release agreement is described more fully below under “Severance, Change in Control and Employment-Related Agreements.”

All of the equity incentive awards were made in restricted stock units, half of which are subject to performance conditions. The restricted stock unit awards that are not subject to performance conditions have a three-year vesting schedule under which one-third of the shares granted will vest each year on the anniversary of the grant date. Dividend equivalent payments are made on these restricted stock units.

Half of the restricted stock units subject to performance conditions, or 25% of the total restricted stock units, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our total stockholder return (calculated as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period) relative to the total stockholder returns for the S&P 500 Index during the performance period. The remaining half of the performance share units, or 25% of the total restricted stock units, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our

Cboe Global Markets 2019 Proxy Statement	51

cumulative earnings per share during the performance period. Dividend equivalent payments on these restricted stock units accrue and are paid out in shares upon vesting.

For all of the awards, vesting will accelerate upon death, disability or the occurrence of a change in control. Vesting will also accelerate upon a qualified retirement, except that the restricted stock units subject to performance conditions accelerate pro rata based on the number of days in employment  during the performance period.  Qualified retirement eligibility occurs once satisfying 65 years of age and 5 years of service for grants awarded before 2017 and once satisfying 55 years of age and 10 years of service for grants awarded in and after 2017.  With respect to Mr. Hemsley, grants awarded before 2018 did not provide for qualified retirement eligibility, however, for grants awarded in and after 2018, qualified retirement eligibility occurs once satisfying 55 years of age and 10 years of service.  Unless retirement eligible, unvested portions of the restricted stock units will be forfeited if the executive officer terminates employment with us prior to the applicable vesting date. The restricted stock units are subject to non-compete, non-solicitation and confidentiality covenants.

52	Cboe Global Markets 2019 Proxy Statement

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards held by each named executive officer at December 31, 2018 based on the market value of our common stock on December 31, 2018.

	Option Awards					Stock Awards
											Equity
											Incentive Plan
									Equity		Awards:
									Incentive Plan		Market or
									Awards:		Payout
									Number of		Value of
									Unearned		Unearned
	Number of	Number of				Number of		Market Value	Shares,		Shares,
	Securities	Securities				Shares or		of Shares	Units or		Units or
	Underlying	Underlying				Units of		or Units	Other Rights		Other Rights
	Unexercised	Unexercised		Option	Option	Stock That		of Stock	That Have		That Have
	Options (#)	Options (#)		Exercise	Expiration	Have Not		That Have Not	Not Yet		Not Yet
Name	Exercisable	Unexercisable		Price	Date	Vested (#)		Vested	Vested (#)		Vested
Edward T. Tilly						6,743	(1)	$659,668
						20,730	(2)	$2,028,016
						12,438	(2)	$1,216,810
						14,049	(3)	$1,374,414
									20,228	(4)	$1,978,906
									20,228	(5)	$1,978,906
									18,657	(6)	$1,825,214
									7,025	(7)	$687,256
									7,025	(8)	$687,256
Christopher R.	122,281	—	(10)	$28	11/30/2024
Concannon(9, 19)	162,136	—	(10)	$28	11/30/2024
						18,616	(11)	$1,821,203
						10,498	(12)	$1,027,019
						4,446	(13)	$434,952
						24,876	(14)	$2,433,619
						8,292	(15)	$811,206
						9,366	(3)	$916,276
									12,438	(6)	$1,216,810
									4,683	(7)	$458,138
									4,683	(8)	$458,138
Brian N. Schell (9)						2,364	(11)	$231,270
						1,049	(12)	$102,624
						23,396	(13)	$2,288,831
						4,975	(14)	$486,704
						4,146	(15)	$405,603
						3,059	(3)	$299,262
									1,530	(7)	$149,680
									1,530	(8)	$149,680
Christopher A. Isaacson (9)	30,000	—	(16)	$22	01/31/2020
						2,379	(11)	$232,738
						1,053	(12)	$103,015
						2,234	(13)	$218,552
						22,671	(17)	$2,217,904
						6,219	(14)	$608,405
						2,074	(15)	$202,899
						2,768	(3)	270,793	3,110	(6)	$304,251
									1,384	(7)	$135,397
									1,384	(8)	$135,397
Mark S. Hemsley(9)	14,039	—	(16)	$22	01/31/2020
						5,763	(11)	$563,794
						16,194	(17)	$1,584,259
						1,978	(12)	$193,508
						1,556	(13)	$152,223
						7,413	(14)	$725,214
						2,472	(15)	$241,836
						2,555	(3)	$249,956
									3,707	(6)	$362,656
									1,277	(7)	$124,929
									1,277	(8)	$124,929
Joanne Moffic-Silver (18)									2,858	(4)	$279,598
									2,858	(5)	$279,598
									1,383	(6)	$135,299
									65	(7)	$6,359
									65	(8)	$6,359

(1)	Grant of restricted stock units not subject to performance conditions on February 19, 2016. This portion of the restricted stock units vested on February 19, 2019.

Cboe Global Markets 2019 Proxy Statement	53

(2)

Grant of restricted stock units not subject to performance conditions on February 19, 2017. This remaining portion of the restricted stock units vests one-half on each of February 19, 2019 and February 19, 2020.

(3)

Grant of restricted stock units not subject to performance conditions on February 19, 2018. These restricted stock units vest one-third on each of February 19, 2019, February 19, 2020 and February 19, 2021.

(4)

Grant of restricted stock units on February 19, 2016 subject to an earnings per share performance condition for the period from January 1, 2016 through December 31, 2018.  As of December 31, 2018, our performance exceeded target performance and, therefore, under Rule 402 of Regulation S-K, these awards are shown at the maximum amount. These restricted stock units vested on February 12, 2019 upon certification of the achievement of the performance conditions. See “Compensation Discussion and Analysis—2018 Elements of Executive Compensation Program—Long-Term Incentive Plan—2016 PSU Grants Vested” for more details.

(5)

Grant of restricted stock units on February 19, 2016 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2016 through December 31, 2018. As of December 31, 2018, our performance exceeded target performance and, therefore, under Rule 402 of Regulation S-K, these awards are shown at the maximum amount. These restricted stock units vested on February 12, 2019 upon certification of the achievement of the performance conditions. See “Compensation Discussion and Analysis—2018 Elements of Executive Compensation Program—Long-Term Incentive Plan—2016 PSU Grants Vested” for more details.

(6)

Grant of restricted stock units on February 19, 2017, with respect to Mr. Tilly and Ms. Moffic-Silver, and on February 28, 2017, with respect to Messrs. Concannon, Isaacson and Hemsley, subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2017 through December 31, 2019. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units vest on or about February 19, 2020 upon certification of the achievement of the performance conditions.

(7)

Grant of restricted stock units on February 19, 2018 subject to an earnings per share performance condition for the period from January 1, 2018 through December 31, 2020.  Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units vest on or about February 19, 2021 upon certification of the achievement of the performance conditions.

(8)

Grant of restricted stock units on February 19, 2018 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2018 through December 31, 2020.  Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units vest on or about February 19, 2021 upon certification of the achievement of the performance conditions.

(9)

Pursuant to the merger agreement, each outstanding option to purchase Bats common stock (each, a “Bats stock option”) of the executive that was outstanding immediately prior to the effective time of our acquisition of Bats (the “Effective Time”) was converted into an option to purchase our common stock, on the same terms and conditions (including vesting schedule) as were applicable to such Bats stock option (but taking into account any changes, including any acceleration of vesting of such Bats stock option, occurring by reason of the transactions contemplated by the merger agreement). The number of shares of our common stock subject to each such converted stock option equals the number of shares of Bats common stock subject to the corresponding Bats stock option immediately prior to the Effective Time, multiplied by the exchange ratio of 0.4452 (subject to certain adjustments and rounding). The exercise price per share for each such converted stock option equals the per share exercise price specified in the corresponding Bats stock option divided by the exchange ratio (rounded up to the nearest cent).

Pursuant to the merger agreement, each award of restricted Bats common stock (“Bats restricted stock”) of the executive that was unvested immediately prior to the Effective Time was assumed by us and converted into an award of restricted shares of our common stock, subject to the same terms and conditions (including vesting schedule) that applied to the applicable Bats restricted stock immediately prior to the Effective Time (but taking into account any changes, including any acceleration of vesting of such Bats restricted stock, occurring by reason provided for in the merger agreement). The number of shares of our common stock subject to each such converted award of Bats restricted stock equals the number of shares of Bats common stock subject to the corresponding Bats restricted stock award multiplied by 0.4452.

(10)	Grant of Bats stock options on December 1, 2014.
(11)	Grant of Bats restricted stock on December 1, 2015. This portion of the restricted stock will vest on December 1, 2019.
(12)	Grant of Bats restricted stock on December 15, 2016. This portion of the restricted stock will vest on December 15, 2019.
(13)	Grant of Bats restricted stock on January 13, 2017. This remaining portion of the restricted stock vests one-half on each of January 13, 2019 and January 13, 2020.
(14)	Grant of restricted stock units not subject to performance conditions on February 28, 2017. These restricted stock units vest in whole on February 28, 2020.
(15)

Grant of restricted stock units not subject to performance conditions on February 28, 2017. This remaining portion of the restricted stock units vests one-half on each of February 28, 2019 and February 28, 2020.

(16)	Grant of Bats stock options on February 1, 2010.
(17)	Grant of Bats restricted stock on January 13, 2016. This remaining portion of the restricted stock vests one-half on each of January 13, 2019 and January 13, 2020.

54	Cboe Global Markets 2019 Proxy Statement

(18)

Pursuant to Ms. Moffic-Silver’s release agreement, the outstanding restricted stock units not subject to performance conditions held by her were subject to accelerated vesting in full at the time of separation and the outstanding unvested performance share units held by her are shown prorated for the portion of the performance period completed at the time of termination and subject to attainment of the applicable performance goals through the full performance period. The release  agreement is described more fully below under “Severance, Change in Control and Employment-Related Agreements.”

(19)

In connection with Mr. Concannon’s voluntary termination of employment, on January 14, 2019, pursuant to the terms of the equity award agreements, he forfeited his unvested grants of restricted stock units and Bats restricted stock.  In addition, pursuant to the terms of the equity award agreements, Mr. Concannon’s grants of Bats stock options will be terminated, if not exercised, within ninety days of January 14, 2019.

2018 Option Exercises and Stock Vested Table

The following table sets forth the options exercised and equity awards that vested during 2018.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise	Acquired on Vesting (#)	Vesting
Edward T. Tilly	—	$—	55,804	$6,315,554
Christopher R. Concannon	—	$—	53,259	$5,732,355
Brian N. Schell	—	$—	19,620	$2,393,023
Christopher A. Isaacson	26,159	$2,095,231	19,138	$2,354,451
Mark S. Hemsley	—	$—	24,803	$2,873,500
Joanne Moffic-Silver (1)	—	$—	20,684	$2,333,391

(1)

Pursuant to Ms. Moffic-Silver’s release agreement, the table reflects the accelerated vesting in full of outstanding restricted stock units held by her. The release agreement  is described more fully below under “Severance, Change in Control and Employment-Related Agreements” below.

2018 Non-Qualified Deferred Compensation Table

		Executive	Registrant	Aggregate
		Contributions	Contributions	Earnings	Aggregate	Aggregate
		in Last	in Last	in Last	Withdrawals/	Balance at
Name (1)		FY (2)	FY (3)	FY (4)	Distributions	Last FYE
Edward T. Tilly	SERP	$137,276	$274,551	$(26,008)	$—	$2,311,819
	ERP	$—	$433,327	$37,989	$—	$2,321,295
Christopher R. Concannon	SERP	$47,917	$76,667	$1,010	$—	$125,594
Brian N. Schell	SERP	$19,189	$38,379	$(4,230)	$—	$53,338
Christopher A. Isaacson	SERP	$234,417	$117,667	$(69,789)	$—	$783,294
Joanne Moffic-Silver	SERP	$40,460	$53,947	$(48,004)	$—	$1,956,751
	ERP	$—	$175,099	$(79,735)	$—	$3,300,764

(1)

Executive and registrant contributions include contributions during 2018. Messrs. Concannon, Schell and Isaacson are not eligible to participate in the Executive Retirement Plan.  Mr. Hemsley, as a U.K. based employee, is not eligible to participate in the Supplemental Executive Retirement Plan nor the Executive Retirement Plan.

(2)

The amount of executive contributions made by each named executive officer and reported in this column is included in each named executive officer’s compensation reported in the Summary Compensation Table under the column labeled “Salary.”

Cboe Global Markets 2019 Proxy Statement	55

(3)

The amount of registrant contributions reported in this column for each named executive officer is also included in his or her compensation reported in the Summary Compensation Table under the column labeled “All Other Compensation.”

(4)	Earnings are based upon the investment fund selected by the named executive officer for each plan.

Non-Qualified Defined Contribution Plans

We do not have a defined benefit retirement plan. We currently have two non-qualified defined contribution plans in which the named executive officers may, as applicable, participate: the Supplemental Executive Retirement Plan (“SERP”) and the Executive Retirement Plan (“ERP”). The investment options for these plans only include investment options that are available under the qualified plans.

The SERP is designed for employees whose level of compensation exceeds the IRS defined annual compensation limit ($275,000 for 2018). Under the SERP, we match deferral contributions made by executives under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan. In 2018, we matched employee contributions up to 4% of the employee’s compensation, subject to statutory limitations. We matched 200% of such contributions. Mr. Hemsley, as a U.K. based employee, is not eligible to participate in the SERP.

Mr. Tilly is, and Ms. Moffic-Silver was, eligible to participate in the ERP. Our 2018 contribution to the ERP was 6% of each participant’s base salary and annual incentive, and, in the future, we expect to make further contributions consistent with this formula. Effective January 1, 2017, the ERP is frozen to new executive officers and employees. Messrs. Concannon, Schell, Isaacson and Hemsley are not eligible to participate in the Executive Retirement Plan.

In 2018, Mr. Tilly and Ms. Moffic-Silver participated in the age-based component of the ERP. In addition to the contribution to the ERP described in the preceding paragraph, under the age-based component, we contribute to each eligible employee’s account an amount equal to a percentage of the employee’s base salary and cash incentive, based on such employee’s age at the start of the year, as set forth in the table below.

Contribution
Age of Participant	Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None

All of our contributions to non-qualified defined contribution plans vest 20% for each year of continuous service, identical to the qualified 401(k) plan.  All of our named executive officers, other than Messrs. Concannon and Hemsley, are fully vested in the plans.

56	Cboe Global Markets 2019 Proxy Statement

SEVERANCE, CHANGE IN CONTROL AND EMPLOYMENT-RELATED AGREEMENTS

As of December 31, 2018, we had employment agreements with Messrs. Tilly and Concannon and the rest of the named executive officers are covered by either the Executive Severance Plan, a  release agreement or offer letter agreements.  The material terms of the agreements and the plan are discussed below.

Mr. Tilly’s Employment Agreement

Under the Employment Agreement as in effect on December 31, 2016, and as amended and restated on February 27, 2017 (the “Tilly Employment Agreement”), Mr. Tilly serves as our Chairman, President and CEO.  The Tilly Employment Agreement is scheduled to expire on December 31, 2019, and thereafter will be automatically renewed for successive one-year terms unless either the Company or Mr. Tilly gives notice not to renew the agreement at least 180 days prior to the expiration of the then current term.

The Tilly Employment Agreement provides for an annual base salary of at least $1,150,000.  As further discussed in “Executive Compensation—Compensation Discussion and Analysis,” Mr. Tilly’s base salary increased to $1,265,000 in 2018. Mr. Tilly is also eligible to receive cash and equity incentive awards, each in the sole discretion of the Board.  Mr. Tilly is entitled to participate in all of our employee benefit and fringe benefit plans that are generally available to similarly situated members of senior management.  Pursuant to the Tilly Employment Agreement, Mr. Tilly has agreed to certain non-compete and non-solicit provisions during the employment term and for two years thereafter, as well as indefinite confidentiality obligations.

Under the Tilly Employment Agreement, upon a termination of employment by the Company without cause or by Mr. Tilly for good reason, or if Mr. Tilly’s employment is terminated due to death or disability, Mr. Tilly (or his estate, as applicable) will be entitled to receive the following: (i) accrued but unpaid base salary through the date of termination; (ii) a pro-rated bonus equal to the bonus that Mr. Tilly would have received for the calendar year in which termination occurs, based on actual performance, pro-rated for the portion of the calendar year worked; (iii) a lump sum cash severance payment in an amount equal to the sum of (A) two times the annual base salary in effect on the date of termination and (B) two times the target bonus for the year of termination; (iv) a lump sum cash payment in an amount equal to the aggregate amount of all employer contributions Mr. Tilly would have received had his employment continued for a period of two years under the SMART Plan, the SERP and the ERP; and (v) Company-paid premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or an amount equal to Mr. Tilly’s COBRA premiums, sufficient to cover full family health care for a period of 18 months following the termination of employment and, at the end of such period, reimbursement of premiums for six additional months of coverage under a comparable individual health policy. Mr. Tilly would also receive these same benefits if he is terminated without cause or resigns for good reason within 18 months after a change in control, except that he will be reimbursed for 18 months of individual health coverage following the expiration of his COBRA period, rather than six months.

Mr. Concannon’s Employment Agreement

In connection with Mr. Concannon’s voluntary termination of employment for a reason other than good reason, his employment with the Company terminated effective January 14, 2019, and accordingly his employment agreement described below is no longer in effect, though he presently remains subject to certain non-competition, non-solicitation, confidentiality and other covenants.

Cboe Global Markets 2019 Proxy Statement	57

Under the Employment Agreement dated as of February 27, 2017 (the “Concannon Employment Agreement”), Mr. Concannon, effective upon our acquisition of Bats on February 28, 2017, served as our President and Chief Operating Officer through January 14, 2019.  The Concannon Employment Agreement was scheduled to expire on December 31, 2019, and thereafter would have been automatically renewed for successive one-year terms unless either the Company or Mr. Concannon gave notice not to renew the agreement at least 180 days prior to the expiration of the then current term.

The Concannon Employment Agreement provided for an annual base salary of at least $1,000,000.  As further discussed in “Executive Compensation—Compensation Discussion and Analysis,” Mr. Concannon’s base salary increased to $1,100,000 in 2018. Mr. Concannon was also eligible to receive cash and equity incentive awards, each in the sole discretion of the Board. In addition, the Concannon Employment Agreement provided for a special one-time grant of RSUs with a grant date value of $2,000,000, also known as the Sign-on Grant, which would have vested in full upon the third anniversary of the Effective Date (February 28, 2020) provided that Mr. Concannon remained in continuous employment through such date (subject to accelerated vesting as described below). Mr. Concannon was entitled to participate in all of our employee benefit and fringe benefit plans that were generally available to similarly situated members of senior management, other than the frozen ERP.  Pursuant to the Concannon Employment Agreement, Mr. Concannon agreed to certain non-compete and non-solicit provisions during the employment term and for two years thereafter, as well as indefinite confidentiality obligations.

Under the Concannon Employment Agreement, upon a termination of employment by the Company without cause or by Mr. Concannon for good reason, Mr. Concannon would have  been entitled to receive the following: (i) accrued but unpaid base salary through the date of termination; (ii) a pro-rated bonus equal to the bonus that Mr. Concannon would have received for the calendar year in which termination occurs, based on actual performance, pro-rated for the portion of the calendar year worked (the “Pro-Rated Bonus”); (iii) a lump sum cash severance payment in an amount equal to (1) if the termination of employment occurred within 24 months immediately following the Effective Date, the sum of (A) two times the annual base salary in effect on the date of termination and (B) two times the target bonus for the year of termination, or (2) if the termination of employment occurred after the 24‑month period immediately following the Effective Date, the sum of (A) one times the annual base salary in effect on the date of termination and (B) one times the target bonus for the year of termination; (iv) a lump sum cash payment in an amount equal to (1) if the termination of employment occurred within 24 months immediately following the Effective Date, the aggregate amount of all employer contributions Mr. Concannon would have received had his employment continued for a period of two years under the SMART Plan and the SERP, or (2) if the termination of employment occurred after the 24‑month period immediately following the Effective Date, the aggregate amount of all employer contributions Mr. Concannon would have received had his employment continued for a period of one year under the SMART Plan and the SERP; (v) accelerated vesting of all outstanding equity awards granted by Bats prior to the consummation of the acquisition of Bats and assumed pursuant to the related merger agreement (the “Bats Equity Acceleration”); (vi) accelerated vesting of any unvested portion of the Sign-on Grant; and (vii) Company-paid premiums for coverage under COBRA, or an amount equal to Mr. Concannon’s COBRA premiums, sufficient to cover full family health care for a period of either (A) 18 months following the termination of employment, if the termination of employment occurred within the 24‑month period immediately following the Effective Date, or (B) 12 months following the termination of employment, if the termination of employment occurred after the 24‑month period immediately following the Effective Date. Mr. Concannon would have also received these same benefits if he was terminated without cause or resigned for good reason within 18 months after a change in control, except that with respect to clauses (iii), (iv) and (vii), Mr. Concannon would have been entitled to the maximum amounts described above.  If Mr. Concannon’s employment was terminated due to death or disability, Mr. Concannon (or Mr. Concannon’s estate, as applicable) would have been entitled to

58	Cboe Global Markets 2019 Proxy Statement

receive (i) annual base salary through the date of termination; (ii) the Pro-Rated Bonus; and (iii) the Bats Equity Acceleration.    As Mr. Concannon terminated his employment for a reason other than good reason effective January 14, 2019, he was entitled to receive accrued but unpaid annual base salary through the date of his termination.

Executive Severance Plan

Except as disclosed herein, the other named executive officers do not have employment agreements; however, the Compensation Committee believes it is appropriate to provide an Executive Severance Plan to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. In 2018, the plan covered Ms. Moffic-Silver, as well as other officers.  The plan also covers Messrs. Schell, Isaacson and Hemsley effective as of February 28, 2019, that is, 24 months after our acquisition of Bats when they cease to be eligible for change in control severance benefits under their employment agreements with Bats (as described below).

Under the plan, an executive who experiences an involuntary termination (as defined in the plan, which includes termination by us without cause and by the executive for good reason) is entitled to receive the following severance benefits:

    the executive’s accrued salary, unpaid expenses, accrued and unpaid vacation days through the date of termination and any unpaid bonus earned in any year prior to the year in which the executive’s employment terminates, an amount equal to a pro-rated bonus for the year of employment termination, based on target performance for such year (or, in the case of Ms. Moffic-Silver, based on actual performance for such year), a severance payment in an amount equal to the sum of the executive’s base salary and target annual bonus (or, in the case of Ms. Moffic-Silver, two times the sum of her base salary and target annual bonus), and

    COBRA premiums for 18 months.

In connection with her separation from the Company, the Board took action to provide the foregoing severance benefits to Ms. Moffic-Silver.    Ms. Moffic-Silver also agreed to certain non-compete and non-solicitation provisions during her employment and for a period of two years following termination of her employment.

Under the terms of the plan, if the executive’s employment is terminated either by us for cause, or by the executive other than for good reason (each as defined in the plan), we will pay the executive any unpaid bonus and accrued benefits.

If the executive is terminated in connection with a change in control, which includes a termination without cause or a resignation for good reason that occurs within a period beginning six months before a change in control and ending two years after, such executive will receive the severance benefits listed above.  The plan also provides that we will require any successor to expressly assume and agree to maintain the plan.

Offer Letter Agreements

We entered into offer letter agreements with Messrs. Schell, Isaacson and Hemsley, dated February 27, 2017, September 25, 2016 and September 25, 2016, respectively (the “Offer Letter Agreements”), pursuant to which they indicated their intent to enter into employment with us following our acquisition of Bats in exchange for the compensation specified therein.

Under Mr. Schell’s Offer Letter Agreement, Mr. Schell, effective upon our acquisition of Bats on February 28, 2017, initially served as our Deputy Chief Financial Officer. Mr. Schell now serves as

Cboe Global Markets 2019 Proxy Statement	59

our Executive Vice President, Chief Financial Officer and Treasurer.  Mr. Schell's Offer Letter Agreement provided in 2017 for an initial annual base salary of $500,000 and an initial target annual bonus of $600,000, pro-rated for 2017. Mr. Schell’s Offer Letter Agreement also provided that Mr. Schell would be eligible in 2017 for an initial target annual equity incentive award having a grant date value of $500,000.

Under Mr. Isaacson's Offer Letter Agreement, Mr. Isaacson, effective upon our acquisition of Bats on February 28, 2017, serves as our Executive Vice President, Chief Information Officer. Mr. Isaacson's Offer Letter Agreement provided in 2017 for an initial annual base salary of $500,000 and an initial target annual bonus of $700,000. Mr. Isaacson's Offer Letter Agreement also provided that Mr. Issacson would be eligible in 2017 for an initial target annual equity incentive award having a grant date value of $500,000. We also agreed to pay Mr. Isaacson pursuant to the Technology Platform Migration Cash Incentive Plan cash incentive awards of up to $1,500,000 in the aggregate if he achieves certain performance milestones during the three-year period following our acquisition of Bats.

Under Mr. Hemsley’s Offer Letter Agreement, Mr. Hemsley, effective upon our acquisition of Bats on February 28, 2017, serves as our Executive Vice President, President Europe. Mr. Hemsley’s Offer Letter Agreement provided in 2017 for an initial annual base salary of 483,890 GBP and an initial target annual bonus of 459,696 GBP. Mr. Hemsley’s Offer Letter Agreement also provided that Mr. Hemsley would be eligible in 2017 for an initial target annual equity incentive award having a grant date value of $596,000.

Each of Messrs. Schell, Isaacson and Hemsley agreed in their Offer Letter Agreements not to assert that the transition from their former positions with Bats to their current positions with us, in connection with our acquisition of Bats, constitutes good reason for them to resign under their former employment agreements with Bats.  In exchange for such agreements,  in 2017 we granted Messrs. Schell, Isaacson and Hemsley awards of RSUs, also known as Sign-on Grants, with grant date values of $400,000, $500,000 and $596,000, respectively, that will vest on the third anniversary of our acquisition of Bats (February 28, 2020), subject to their continuous employment with us through such vesting date.  Mr. Isaacson will become immediately fully vested in these RSUs if his employment with us terminates prior to the third anniversary of the completion of our acquisition of Bats due to either a termination by us without cause or a resignation by him for good reason (as such terms are defined in Mr. Isaacson's former employment agreement with Bats (as modified by his Offer Letter Agreement)). Messrs. Schell, Isaacson and Hemsley are entitled to participate in all of our employee benefit and fringe benefit plans that are generally available to similarly situated members of senior management, other than the frozen ERP and, and with respect to Mr. Hemsley, the SERP.  Pursuant to the Offer Letter Agreements,  Messrs. Schell, Isaacson and Hemsley further agreed to comply with the confidentiality, noncompetition, nonsolicitation and nondisparagement obligations in their employment agreements with Bats and agreed that those obligations will be for the benefit of both the Company and Bats.

Messrs. Schell, Isaacson and Hemsley continue to be eligible for the severance and other change in control benefits under their respective employment agreements with Bats, each dated December 17, 2015, and each as modified by the respective Offer Letter Agreement (collectively, the “Employment Agreements”), including the accelerated vesting of their Bats equity awards assumed in the acquisition (but not any Company awards granted after the acquisition of Bats).  As discussed above, 24 months after the Effective Date (February 28, 2019),  Messrs. Schell, Isaacson and Hemsley will become eligible for coverage under the Executive Severance Plan in lieu of any right to severance or other termination-related benefits under their Employment Agreements.

Under the Employment Agreements, upon a termination of Messrs. Schell’s, Isaacson’s or Hemsley’s employment by us without cause, following 90 days’ written notice in the case of Mr. Hemsley, or by the respective executive for good reason, the terminated executive is entitled to: (i) one times his annual base salary; (ii) an amount equal to one times his target bonus; (iii) the cost of COBRA

60	Cboe Global Markets 2019 Proxy Statement

premiums (or, in the case of Mr. Hemsley, reimbursement for insurance premiums) payable over twelve (12) months; and (iv) his pro rata bonus as of the date of termination based on actual performance. Upon a voluntary termination of Messrs. Schell’s, Isaacson’s or Hemsley’s employment without good reason, each is entitled to one times his annual base salary prorated for such time that we elect to enforce the executive’s covenant not to compete.

Messrs. Schell, Isaacson and Hemsley are each entitled to certain severance compensation and benefits upon a change in control. The Employment Agreements provide that if, within the 24‑month period occurring immediately after a change in control, the executive is terminated by us without cause or terminates his employment for good reason, he is entitled to: (i) two times his annual base salary; (ii) an amount equal to two times his (A) target annual bonus and (B) 15% of his annual base salary (as an approximate milestone bonus payment); (iii) the cost of 12 months of COBRA premiums (or, in the case of Mr. Hemsley, reimbursement for insurance premiums) payable in a lump sum; (iv) his pro rata bonus as of the date of termination based on target performance; and (v) accelerated vesting of all outstanding equity awards.

If the respective executive retires, dies or becomes disabled, or his employment is terminated for cause, the executive will not receive any cash severance benefits (except for the payment of the executive’s pro rata bonus based on actual performance as of the date of termination due to the executive’s death or disability). Messrs. Schell, Isaacson and Hemsley, or applicable covered spouse or dependents, may choose to continue medical and dental benefits through COBRA or his insurance at his own cost.

Under Mr. Hemsley’s Employment Agreement, we are required to provide him with 90 days’ written notice of termination of employment, except where termination is due to ill health or injury or events where an immediate termination is permitted under his Employment Agreement.  In the event he is unable to work due to ill health or injury for an aggregate period of 130 working days in a 12‑month period, his employment may be terminated with notice of the statutory minimum plus one week. During his notice period, Mr. Hemsley is entitled to base salary and contractual benefits or, in our discretion, we may pay Mr. Hemsley his base salary and other contractual benefits in lieu of all or part of any notice period.

Under the 2009 Plan, all stock options are fully vested. Unvested restricted stock and unvested stock options granted under the 2012 Plan and the 2016 Plan and held by Messrs. Schell, Isaacson and Hemsley are subject to accelerated vesting upon the death or disability of the executive or upon his termination without cause within twelve (12) months following a change of control event, unless otherwise set forth in the Employment Agreements.

Release Agreement

Ms. Moffic-Silver separated from the Company effective as of February 28, 2018.  In connection with her termination of employment, she became entitled to: (i) the severance benefits payable under the terms of the Executive Severance Plan, as discussed above, (ii) accelerated vesting in full of any outstanding RSUs held by her and (iii) accelerated vesting of any outstanding PSUs held by her prorated for the portion of the performance period completed at the time of termination and subject to attainment of the applicable performance goals through the full performance period.  Ms. Moffic Silver was 65 years of age and, as such, was entitled to the accelerated vesting of her RSUs and PSUs in the manner described in clauses (ii) and (iii) upon retirement.

Severance Payments

The following table shows the potential additional payment to each officer pursuant to, for Messrs. Tilly and Concannon, their respective employment agreements, and, for the other named executive officers, the Offer Letter Agreements, each discussed above, upon the termination of the executive’s employment by us without cause or by the executive for good reason (including following

Cboe Global Markets 2019 Proxy Statement	61

a change in control), upon the executive’s death or disability, qualified retirement (if eligible) and by the executive without good reason.  The amounts shown assume that the termination or event occurred on December 31, 2018.  Mr. Hemsley receives his cash compensation in British pounds. The amounts reported below were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018.

62	Cboe Global Markets 2019 Proxy Statement

The following table does not include the potential payments payable to Ms. Moffic-Silver because she separated from the Company effective February 28, 2018.  Except as discussed above, Ms. Moffic-Silver received no additional payments or benefits in connection with her separation.

			Cash	Stock Vesting
Name		Salary	Incentive(6)	Acceleration (7)	Other(8)	Total
Edward T. Tilly	(1)	$2,530,000	$6,261,750	$6,294,219	$1,809,042	$16,895,011
	(2)	$2,530,000	$6,261,750	$8,478,633	$1,809,042	$19,079,425
	(3)	$2,530,000	$6,261,750	$8,478,633	$1,809,042	$19,079,425
	(4)	$0	$0	$6,294,219	$0	$6,294,219
	(5)	$0	$0	$6,294,219	$0	$6,294,219
Christopher R. Concannon (9)	(1)	$2,200,000	$4,950,000	$5,717,769	$622,949	$13,490,718
	(2)	$2,200,000	$4,950,000	$9,978,342	$622,949	$17,751,291
	(3)	$0	$1,650,000	$9,978,342	$0	$11,628,342
	(4)	$0	$0	$0	$0	$0
	(5)	$0	$0	$0	$0	$0
Brian N. Schell	(1)	$1,042,000	$2,344,500	$2,622,672	$298,529	$6,307,701
	(2)	$1,042,000	$2,344,500	$4,113,601	$298,529	$7,798,630
	(3)	$0	$729,400	$4,113,601	$0	$4,843,001
	(4)	$0	$0	$0	$0	$0
	(5)	$521,000	$0	$0	$0	$521,000
Christopher A. Isaacson	(1)	$1,080,000	$2,592,000	$2,771,278	$319,332	$6,762,610
	(2)	$1,080,000	$2,592,000	$4,428,420	$319,332	$8,419,752
	(3)	$0	$810,000	$4,428,420	$0	$5,238,420
	(4)	$0	$0	$0	$0	$0
	(5)	$540,000	$0	$0	$0	$540,000
Mark S. Hemsley	(1)	$1,306,504	$2,351,707	$2,826,979	$0	$6,485,190
	(2)	$1,306,504	$2,351,707	$4,323,256	$0	$7,981,467
	(3)	$0	$718,577	$4,323,256	$0	$5,041,833
	(4)	$0	$0	$333,242	$0	$333,242
	(5)	$653,252	$0	$333,242	$0	$986,494

(1)	Represents amounts to be paid in connection with a termination of the executive’s employment by us without cause or by the executive for good reason.
(2)	Represents amounts to be paid in connection with a termination of the executive’s employment by us without cause or by the executive for good reason following a change in control.

Cboe Global Markets 2019 Proxy Statement	63

(3)	Represents amounts to be paid in connection with death or disability.
(4)	Represents amounts to be paid in connection with a qualified retirement.
(5)	Represents amounts to be paid in connection with a termination of the executive’s employment by the executive without good reason.
(6)

The amounts shown represent, in the aggregate, any unpaid bonus earned in any year prior to the year in which the executive’s employment terminates, a pro-rated target bonus amount, and a bonus payment in an amount equal to one or two times target or actual bonus, as applicable.

(7)

If a retirement-eligible executive terminates for any reason,  other than death or disability or a termination of the executive’s employment by us without cause or by the executive for good reason following a change in control,  they are assumed to have taken a retirement.    Amounts for Messrs. Tilly and Hemsley in rows 1, 4 and 5 include acceleration of vesting of certain equity awards because each has satisfied the retirement requirements of 55 years of age and 10 years of service.

(8)

The amounts shown represent amounts contributed on behalf of the executive under our qualified and non-qualified defined contribution plans in connection with such executive’s termination and estimated COBRA premium costs (based upon total monthly premiums as of December 31, 2018) for 18 months of coverage.  The reimbursement payable to Mr. Tilly at the end of the COBRA continuation period for an additional 6 months of medical insurance coverage (additional 18 months if termination is within 18 months of a change in control) is not included.  All of the named executive officers, other than Messrs. Concannon, Schell, Isaacson and Hemsley, are fully vested in our qualified and non-qualified defined contribution plans, so there is no acceleration of vesting on these events.

(9)

Mr. Concannon stepped down as our President and Chief Operating Officer effective January 14, 2019.    His employment agreement is described more fully above under “Severance, Change in Control and Employment-Related Agreements.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (other than Mr. Tilly, our Chairman, President and Chief Executive Officer) and the annual total compensation of Mr. Tilly. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, the median of the annual total compensation of all employees of the Company (other than our CEO) was $159,496 and the annual total compensation of our CEO was $8,453,137, as reported in the “Total” column of our 2018  Summary Compensation Table above.  Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 53 to 1.

We identified the median employee by reviewing the annual total compensation of all full-time, part-time and temporary employees employed by us on October 1, 2018 as reflected in our payroll records. Annual total compensation included salary, commissions, bonus, value of equity grants and value of benefits received. In making this determination, we used our employee population size of 852 employees as of October 1, 2018.  After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for calculating total compensation for each of our named executive officers as set forth in the 2018 Summary Compensation Table above.

64	Cboe Global Markets 2019 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following is information about our equity compensation plans as of December 31, 2018.

Number of securities
	Number of securities		remaining available for
	to be issued upon		future issuance under
	exercise of	Weighted-average	equity compensation plans
	outstanding options,	exercise price of	(excluding securities
	warrants and	outstanding options,	reflected in column
Plan Category	rights(a)	warrants and rights(b)	(a))(c)
Equity compensation plans approved by security holders	N/A (1)	N/A (1)	4,208,806
Equity compensation plans not approved by security holders	—	—	—
Total	— (1)	— (1)	4,208,806

(1)

The Company has grants of unvested restricted stock and restricted stock units covering a total of 565,964 shares of our common stock as of December 31, 2018 under the Second Amended and Restated Long-Term Incentive Plan.

In connection with our acquisition of Bats, the Company assumed the Bats Plans.  No awards were made under the Bats Plans subsequent to our acquisition of Bats.  On March 1, 2017, we reserved 1,305,918 shares of our common stock for issuance under the Bats Plans.  As of December 31, 2018,  369,483 shares of our common stock were covered by outstanding and unexercised options granted under the Bats Plans, which awards had a weighted average exercise price of $26.40 and all of which were exercisable as of December 31, 2018.  Additionally, as of December 31, 2018,  217,642 shares of our common stock were covered by outstanding restricted stock awards granted under the Bats Plans.  These shares are not included in the table above.  We will not grant any future awards under the Bats Plans.

Cboe Global Markets 2019 Proxy Statement	65

AUDIT MATTERS

PROPOSAL 3  - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Deloitte, an independent registered public accounting firm, served as our independent registered public accounting firm for the year ended December 31, 2018, and our Audit Committee has again selected Deloitte to serve as our independent registered public accounting firm for the 2019 fiscal year. Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although stockholder ratification is not required by our Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that stockholders ratify the selection of Deloitte as our independent registered public accounting firm for the 2019 fiscal year. If stockholders do not ratify Deloitte, the Audit Committee will reconsider its appointment.

The ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2019 fiscal year requires that a majority of the shares cast on this matter be cast in favor of the proposal.  Your broker is permitted to vote your shares of common stock on this matter even when you have not given voting instructions.  Abstentions will not be counted as votes cast and therefore will not affect the vote.

The Board and the Audit Committee recommend that stockholders vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2019 fiscal year.

Accounting Fees

The following table presents fees billed to us by Deloitte for the years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees	$2,411,095	$2,181,144
Audit-Related Fees	370,527	589,845
Tax Fees	293,999	498,763
All Other Fees	—	—
Total	$3,075,621	$3,269,752

Audit Fees consist of the aggregate fees billed for professional services rendered by Deloitte for the integrated audit of our annual consolidated financial statements, quarterly reviews of our unaudited financial statements, and audits of various domestic and international subsidiaries.

Audit-Related Fees consist of the aggregate fees billed for professional services by Deloitte for assurance and audit services related to audits of the employee benefit plan and Cboe Political Action Committee, services related to our acquisition of Bats and notes offerings, and other assurance services.

Tax Fees consist of the aggregate fees billed for professional services by Deloitte Tax LLP and Deloitte LLP, affiliates of Deloitte, for tax compliance, tax advice, tax planning and the preparation of federal and state tax filings.

66	Cboe Global Markets 2019 Proxy Statement

Pre-Approval Policies and Procedures

The Audit Committee of the Board has adopted policies and procedures for the pre-approval of services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Such policies and procedures provide that the Audit Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof).

As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee has delegated certain pre-approval authority to its Chair. The Chair must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for our internal controls and financial reporting process. Deloitte, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

    The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements.

    The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

    The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding its conversations with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee

Carole E. Stone, Chair

William M. Farrow III

James E. Parisi

Michael L. Richter

Cboe Global Markets 2019 Proxy Statement	67

OTHER ITEMS

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table lists the shares of our common stock that were beneficially owned as of March 19, 2019, or as of the date otherwise indicated below, and the percentage of our common stock beneficially owned, based on 111,704,556 shares outstanding on March 19, 2019, by each of:

    our directors and nominees,

    our named executive officers,

    our directors and nominees,  named executive officers and other executive officers as a group, and beneficial owners of more than 5% of our common stock.

	Number of	Percent of
	Shares of	Voting
Name	Common Stock(1)	Common Stock
Edward T. Tilly (2)	206,887	*
Christopher R. Concannon (3)	413,178	*
Brian N. Schell	46,069	*
Christopher A. Isaacson (4)	94,644	*
Mark A. Hemsley (5)	105,127	*
Joanne Moffic-Silver (6)	82,311	*
Frank E. English, Jr.	3,137	*
William M. Farrow III	3,874	*
Edward J. Fitzpatrick	8,537	*
Janet P. Froetscher	19,169	*
Jill R. Goodman	11,322	*
Roderick A. Palmore	18,869	*
James E. Parisi	1,108	*
Joseph P. Ratterman (7)	33,621	*
Michael L. Richter	23,289	*
Jill E. Sommers	1,108	*
Carole E. Stone	15,349	*
Eugene S. Sunshine	19,169	*
All serving directors, nominees, NEOs and other executive officers as a group (23 persons) (8)	1,178,940	1.06%
T. Rowe Price Associates, Inc.(9)	15,538,694	13.91%
The Vanguard Group(10)	11,607,501	10.39%
BlackRock, Inc.(11)	7,829,908	7.01%
FMR LLC (12)	5,919,806	5.30%

*       Less than 1%.

68	Cboe Global Markets 2019 Proxy Statement

(1)

Amounts include 1,108 shares of unvested restricted common stock granted to each non-employee director pursuant to the Second Amended and Restated Long-Term Incentive Plan. The number of shares of unvested restricted common stock held by all directors as a group is 13,296. The restricted stock units granted to our executives, which do not entitle the holder to voting rights and are described in the “Executive Compensation—Summary Compensation” section of this proxy statement, are not included in this table.    Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days.  As such, amounts also include shares of common stock that the named executive officers and the other executive officers who are not named executive officers have or will have the right to acquire pursuant to presently exercisable employee stock options, or stock options that will become exercisable or restricted stock units that will become vested within 60 days following March 19, 2019.

(2)	Amount includes 64,339 shares of common stock that Mr. Tilly has the right to acquire upon the acceleration of vesting of certain restricted stock units in connection with a qualified retirement.
(3)	Amount includes 284,417 shares of common stock that Mr. Concannon has the right to acquire upon the exercise of stock options that are all exercisable. Amounts are as of January 13, 2019.
(4)	Amount includes 30,000 shares of common stock that Mr. Isaacson has the right to acquire upon the exercise of stock options that are all currently exercisable.
(5)

Amount includes 14,039 shares of common stock that Mr. Hemsley has the right to acquire upon the exercise of stock options that are all currently exercisable.    Amount also includes  3,407 shares of common stock that Mr. Hemsley has the right to acquire upon the acceleration of vesting of certain restricted stock units in connection with a qualified retirement.

(6)	As of December 31, 2018.
(7)

Consists of 2,563 shares of common stock held of record by Mr. Ratterman and 31,058 shares of common stock held of record by the Joseph P. and Sandra M. Ratterman Trust. Joseph P. Ratterman and Sandra M. Ratterman, as Trustees of the Joseph P. and Sandra M. Ratterman Trust dated September 15, 2008, or their Successors in Trust, may be deemed to share voting power and dispositive power over the shares held by the Trust.

(8)	Amount includes 960 shares of common stock that other executive officers have the right to acquire within 60 days following March 19, 2019 upon the vesting of restricted stock units.
(9)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2019. The Schedule 13G/A reports that, as of December 31, 2018, T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202, has sole voting power with respect to 4,971,335 shares of common stock and sole dispositive power with respect to 15,538,694 shares of common stock.

(10)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2019. The Schedule 13G/A reports that, as of December 31, 2018, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, has sole voting power with respect to 136,854 shares of common stock and sole dispositive power with respect to 11,446,724 shares of common stock. In addition, The Vanguard Group has shared voting power with respect to 24,021 shares of common stock and shared dispositive power with respect to 160,777 shares of common stock.

(11)

Based on information set forth in a Schedule 13G/A filed with the SEC on February  4, 2019. The Schedule 13G/A reports that, as of December 31, 2018, BlackRock Inc., 55 East 52nd Street New York, NY 10055, has sole voting power with respect to 6,935,042 shares of common stock and sole dispositive power with respect to 7,829,908 shares of common stock.

Cboe Global Markets 2019 Proxy Statement	69

(12)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2019. The Schedule 13G/A reports that, as of December 31, 2018, FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, has sole voting power with respect to 615,922 shares of common stock and sole dispositive power with respect to 5,919,806 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater-than-10% stockholders, if any, are required by regulation to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of those forms, any amendments that we have received and written representations from our executive officers and directors, we believe that all executive officers and directors and the owners of more than 10% of our common stock complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2018.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee has responsibility for reviewing and approving all related party transactions. The Committee has adopted a related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Committee in accordance with the terms of the policy.  Except as noted below, since January 1, 2018, there were no transactions in which Cboe Global Markets or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer, a security holder known to own more than 5% of our common stock or an immediate family member of any of the foregoing had, or will have, a direct or indirect material interest.

Thomas Sexton,  who serves as the Chief Executive Officer and President of the National Futures Association (“NFA”), is the brother of Patrick Sexton, our Executive Vice President, General Counsel and Corporate Secretary.  The NFA performs many regulatory functions on behalf of CFE, our subsidiary, pursuant to a regulatory services agreement with CFE.  The Company paid the NFA approximately $684,000 in fiscal year 2018 for the performance of such services.  Mr. Sexton recuses himself from matters  relating to the NFA.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Cboe Global Markets with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be “soliciting material” and will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the “Compensation Committee Report” shall not be deemed to be “soliciting material” and will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Cboe Global Markets’ Annual Report on Form 10‑K, except to the extent specifically provided otherwise in such filing.

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must timely submit the proposal to the Corporate Secretary, Cboe Global Markets, Inc., 400 South LaSalle Street, Chicago,

70	Cboe Global Markets 2019 Proxy Statement

Illinois 60605. Stockholder proposals for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders must be received on or before December 6, 2019 and must comply in all other respects with applicable SEC rules.

Any stockholder who wishes to propose any business or nominate a person for election to the Board to be considered by the stockholders at the 2020 Annual Meeting of Stockholders, which proposal or nomination would not be included in the Company’s proxy statement, must notify the Corporate Secretary of Cboe Global Markets, Inc. in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the Annual Meeting.

As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no earlier than January 17, 2020 and no later than February 16, 2020, unless our annual meeting date occurs more than 30 days before or more than 70 days after May 16, 2020, in which case the stockholder’s notice must be received not later than the tenth day following the day on which public announcement is first made of the date of the annual meeting. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at the address set forth above.

VOTING INSTRUCTIONS

Why did I receive these proxy materials?

Our Board is asking for your proxy in connection with the Annual Meeting. By giving us your proxy, you authorize the proxyholders (Edward T. Tilly and Patrick Sexton) to vote your shares at the Annual Meeting according to the instructions that you provide. If the Annual Meeting is adjourned or postponed, your proxy will be used to vote your shares when the meeting reconvenes.

Our 2018 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10‑K for the year ended December 31, 2018 (excluding exhibits), as filed with the Securities and Exchange Commission (the “SEC”), is being mailed to stockholders with this Proxy Statement.

Who can vote at the Annual Meeting?

You are entitled to vote your shares of our common stock if you were a stockholder at the close of business on March 19, 2019, the record date for the Annual Meeting. On that date, there were 111,581,466 shares of our common stock outstanding and 123,090 unvested restricted shares of our common stock outstanding, which have been granted to our employees and directors and have voting rights at the Annual Meeting. Therefore, there are 111,704,556 shares of voting common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at the Annual Meeting. Our outstanding common stock is held by approximately 260 stockholders of record as of March 19, 2019.

Who is and is not a stockholder of record?

If you hold shares of common stock registered in your name at our transfer agent, Computershare, you are a stockholder of record.

If you hold shares of common stock indirectly through a broker, bank or similar institution, or are an employee or director who holds shares of restricted stock at Fidelity, you are not a stockholder of record, but instead hold in “street name.”  Please see the information under the heading “If I hold my

Cboe Global Markets 2019 Proxy Statement	71

shares in “street name” and do not provide voting instructions, can my broker still vote my shares?” for important information.

If you are a stockholder of record, Computershare is sending these proxy materials to you directly. If you hold shares in street name, these materials are being provided to you either by the broker, bank or similar institution through which you hold your shares.

What do I need to do to attend the Annual Meeting?

Attendance at the Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold shares of common stock in street name and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on March 19, 2019, the record date for the Annual Meeting.

If you hold shares in street name and you want to vote your shares in person at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.

Any representative of a stockholder who wishes to attend the Annual Meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the Annual Meeting.

Please contact Investor Relations at investorrelations@Cboe.com or (312) 786‑5600 in advance of the Annual Meeting if you have questions about attending the Annual Meeting, including regarding the required documentation. If you plan to attend the Annual Meeting, please provide adequate time to pass through the security process necessary to gain access to the meeting room.

Will the Annual Meeting be webcast?

Yes. A live webcast of the Annual Meeting will be provided on the Investor Relations section of our website at http://ir.Cboe.com. On the Events and Presentations page of our Investor Relations website, click on “Listen to Webcast” for the Annual Meeting. If you miss the meeting, you can view a replay of the webcast on that site. Please note that you will not be able to vote your shares or ask questions via the webcast. Please submit your vote in advance of the Annual Meeting.

How do I vote?

You may cast your vote in one of four ways:

    By Internet. The web address for Internet voting is www.investorvote.com/Cboe and is also on the enclosed proxy card. Internet voting is available 24 hours a day.

    By Telephone. The number for telephone voting is 1‑800‑652‑VOTE (8683) and is also on the enclosed proxy card. Telephone voting is available 24 hours a day.

    By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided.

    At the Annual Meeting. You may vote in person at the Annual Meeting (see “What do I need to do to attend the Annual Meeting?”).

If you choose to vote by Internet, by telephone or at the Annual Meeting, then you do not need to return the proxy card. To be valid, your vote by Internet, telephone or mail must be received by May 15, 2019, the deadline specified on the proxy card. If you vote by Internet or telephone and

72	Cboe Global Markets 2019 Proxy Statement

subsequently obtain a legal proxy from your account representative, then your prior vote will be revoked regardless of whether you vote that legal proxy.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet or telephone should understand that, while we do not charge any fees for voting by Internet or telephone, there may nevertheless be costs that must be borne by you.

May I change my vote?

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by:

    submitting a new proxy by telephone or through the Internet, after the date of the earlier voted proxy,

    returning a signed proxy card dated later than your last proxy,

    submitting a written revocation to the Corporate Secretary of Cboe Global Markets, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605, or

    appearing in person and voting at the Annual Meeting.

If you are a stockholder of record and need a new proxy card, to change your vote or otherwise, please contact the Corporate Secretary at the address above or via email at CorporateSecretary@Cboe.com.

If your bank, broker or other nominee holds your shares in “street name,” you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker or nominee.

To vote in person at the Annual Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures does not, by itself, revoke a proxy. If your bank, broker or other nominee holds your shares and you want to attend and vote your shares at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares of common stock will be voted as follows:

    FOR the election of each of our director nominees,

    FOR the advisory vote to approve the compensation paid to our executive officers,

    FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for our 2019 fiscal year, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

In addition, if you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, and any other matters are properly presented at the Annual Meeting, your shares

Cboe Global Markets 2019 Proxy Statement	73

of common stock will be voted in accordance with the judgment of the persons voting the proxy on such matters. We are not aware of any other matters that will be considered at the Annual Meeting.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of various securities exchanges, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of Deloitte as our independent registered public accounting firm for our 2019 fiscal year, because the rules of the exchanges currently deem this a “discretionary” matter. Absent instruction, brokers will not be able to vote on any of the other matters included in this Proxy Statement.  If brokers exercise their discretion in voting on the proposal regarding the ratification of Deloitte, a “broker non-vote” will occur as to the other matters presented for a vote at the Annual Meeting, unless you provide voting instructions.

What vote is required for adoption or approval of each matter?

Election of Directors. You may vote FOR or AGAINST each of the director nominees or you may ABSTAIN. Each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation.

Advisory Vote to Approve Executive Compensation. You may vote FOR or AGAINST the advisory proposal to approve our executive compensation or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.

Ratification of the Appointment of our Independent Registered Public Accounting Firm. You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR ratification in order for it to pass. Votes cast FOR or AGAINST with respect to this matter will be counted as shares cast on the matter.

Abstentions and Broker Non-Votes. Abstentions and broker non-votes will not be considered a vote cast either for or against any of the matters being presented in this proxy statement. If you do not provide your broker with voting instructions, the broker cannot vote your shares on any matter other than the ratification of the appointment of our independent registered public accounting firm. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. In the case of a discretionary matter (i.e., the ratification of the appointment of our independent registered public accounting firm), your broker is permitted to vote your shares of common stock even when you have not given voting instructions (as described above under “If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?”).

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock as of March 19, 2019, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

74	Cboe Global Markets 2019 Proxy Statement

What happens if the meeting is postponed or adjourned?

Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

How do I obtain more information about Cboe Global Markets, Inc.?

A copy of our 2018 Annual Report to Stockholders, which includes our Annual Report on Form 10‑K, is enclosed with this Proxy Statement. The 2018 Annual Report, our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 filed with the SEC, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Governance Committees are available on our website at http://ir.Cboe.com. In addition, we intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or any waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on our website at http://ir.Cboe.com.

These documents may also be obtained, free of charge, by writing to: Cboe Global Markets, Inc., 400 South LaSalle Street, Chicago, Illinois, 60605, Attn: Investor Relations; or by sending an e-mail to: investorrelations@Cboe.com.

These documents, as well as other information about us, are also available on our website at http://ir.Cboe.com.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2018 Annual Report to Stockholders are available on our website at http://ir.Cboe.com. If you would like to help reduce our costs of printing and mailing future materials, you can consent to access these documents in the future over the Internet rather than receiving printed copies in the mail.

If you are a stockholder of record, you may sign up for this service at www.computershare.com. If you hold shares of common stock in “street name,” you can contact your account representative at the broker, bank or similar institution through which you hold your shares for information regarding electronic delivery of future materials. Your consent to electronic delivery will remain in effect until you revoke it.

Who pays the expenses of this proxy solicitation?

The Company will pay the expenses of the preparation of our proxy materials and the solicitation of proxies by the Company for the Annual Meeting. Certain of our directors, officers or employees may make solicitations in person, telephonically, electronically or by other means of communication. We have also engaged Morrow Sodali LLC to assist in the solicitation and distribution of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and we will pay Morrow Sodali LLC a fee of $8,500 for its services, as well as reimbursements for certain expenses. We will request that banks, brokerage houses and other custodians, nominees and fiduciaries forward all of our solicitation materials to the beneficial owners of the shares that they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.

If you have any questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact Morrow Sodali LLC at 470 West Avenue, Stamford, Connecticut 06902. Banks and brokerage firms may call (203) 658‑9400 and stockholders may call toll-free at (800) 662-5200.

Cboe Global Markets 2019 Proxy Statement	75

Who will count the vote?

The Company has engaged Computershare to serve as the inspector of elections for the Annual Meeting. As inspector of elections, Computershare will tabulate the voting results.

What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered in more than one name or in more than one account, you will receive more than one card. This may occur if you hold common stock in multiple accounts, such as with different brokers in street name and as the record holder with Computershare. Please complete and return all of the proxy or voting instruction cards that you receive (or vote by telephone or through the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

76	Cboe Global Markets 2019 Proxy Statement

APPENDIX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

In addition to disclosing results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), Cboe Global Markets, Inc. has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this Proxy Statement are net revenues on a combined company basis, adjusted diluted EPS on a combined company basis, adjusted EBITDA, European equities segment adjusted EBITDA and adjusted EBITDA on a combined company basis.  Management believes that the non-GAAP financial measures presented in this Proxy Statement provide a means to determine compensation payouts under our annual incentive plan. The Company also believes that providing a discussion of these metrics provides management and investors an additional perspective on the Company’s financial and operational performance and trends.

The non-GAAP unaudited combined financial measures have been prepared by recording combined adjustments to the historical consolidated financial statements of Cboe Global Markets, Inc. The combined financial measures for the twelve months ended December 31, 2017 have been prepared as if the Bats acquisition closed on January 1, 2017.    The combined financial measures are not necessarily indicative of the financial position or results of operations that would have occurred had the transaction been effected on the assumed date. Additionally, future results may vary significantly from the results reflected in the combined financial measures.

	Twelve Months Ended
(in millions, except per share amounts)	December 31, 2017
Reconciliation of revenues less cost of revenues to non-GAAP:
Revenue less cost of revenues	$995.6
Non-GAAP adjustments	71.9	(1)
Combined revenue less cost of revenues	$1,067.5

Reconciliation of net income allocated to common stockholders to non-GAAP:
Net income allocated to common stockholders	$396.7
Non-GAAP adjustments	(129.5)	(2)
Non-GAAP expense adjustments as detailed below	130.5
Adjusted combined net income allocated to common stockholders	$397.7
Adjusted combined diluted EPS	$3.57
Non-GAAP Adjustments:
Compensation and benefits	$9.1
Amortization of acquired intangible assets	169.8
Other	1.4
Total non-GAAP expense adjustments	$180.3
Tax effect	(53.6)
Total non-GAAP adjustments, net of tax	$130.5

(1)	Reflects adjustments to include the activity of Bats for January 1, 2017 through February 28, 2017 of $71.9 million of revenue less cost of revenues.

Cboe Global Markets 2019 Proxy Statement	77

(2)

Reflects adjustments to include the activity of Bats for January 1, 2017 through February 28, 2017 of ($0.2) million and adjustments to reduce Bats historical amortization of acquired intangibles by $4.5 million and increase amortization of acquired intangibles by $28.0 million for the periods January and February 2017. Also reflects adjustments to reduce acquisition costs by $65.2 million for Cboe historical, reduce professional fees for Bats historical by $23.4 million which are costs associated with the Bats merger and $13.6 million to adjust for the extinguishment of Bats historical debt as well as the income tax impact of the previous adjustments of $20.7 million.

Twelve Months Ended
(in millions, except per share amounts)	December 31, 2018
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP
Net income allocated to common stockholders	$422.1
Non-GAAP adjustments
Acquisition-related expenses (1)	30.0
Amortization of acquired intangible assets (2)	160.6
Change in redemption value of noncontrolling interests	1.3
Change in fair value of contingent consideration	0.1
Tax provision re-measurements	(0.4)
Total Non-GAAP adjustments	191.6
Income tax expense related to the items above	(49.4)
Net income allocated to participating securities - effect on reconciling items	(0.9)
Adjusted net income allocated to common stockholders	$563.4

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$3.76
Per share impact of non-GAAP adjustments noted above	1.26
Adjusted diluted earnings per common share	$5.02

(1)	This amount includes professional fees and outside services, severance, and other costs related to the company’s acquisition of Bats.
(2)	This amount represents the amortization of acquired intangible assets for Bats.

Twelve Months Ended
(in millions)	December 31, 2017
Reconciliation of Combined Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Combined net income allocated to common stockholders	$454.6
Interest	45.4
Income tax provision	(47.3)
Depreciation and amortization	222.4
Combined EBITDA	$675.1

Non-GAAP adjustments not included in above line items
Compensation and benefits (accelerated stock-based compensation)	9.1
Acquisition-related expenses	19.2
Other	5.2
Adjusted Combined EBITDA	$708.6

78	Cboe Global Markets 2019 Proxy Statement

Twelve Months Ended
(in millions)	December 31, 2018
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$422.1
Interest	38.2
Income tax provision	146.0
Depreciation and amortization	204.0
EBITDA	$810.3

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	30.0
Change in fair value of contingent consideration	0.1
Adjusted EBITDA	$840.1

(in millions)	Twelve Months Ended December 31, 2018
Reconciliation of European Equities segment net income allocated to common stockholders to non-GAAP
Net income (loss) allocated to common stockholders	$19.2
Interest	(0.2)
Income tax provision	4.8
Depreciation and amortization	31.3
EBITDA	55.1
Acquisition-related costs	1.5
European Equities Segment Adjusted EBITDA	$56.6

Cboe Global Markets 2019 Proxy Statement	79

Cboe Global Markets

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 15, 2019.

Online
Go to **www.investorvote.com/CBOE** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CBOE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Edward T. Tilly	☐	☐	☐	02 - Eugene S. Sunshine	☐	☐	☐	03 - Frank E. English, Jr.	☐	☐	☐
04 - William M. Farrow III	☐	☐	☐	05 - Edward J. Fitzpatrick	☐	☐	☐	06 - Janet P. Froetscher	☐	☐	☐
07 - Jill R. Goodman	☐	☐	☐	08 - Roderick A. Palmore	☐	☐	☐	09 - James E. Parisi	☐	☐	☐
10 - Joseph P. Ratterman	☐	☐	☐	11 - Michael L. Richter	☐	☐	☐	12 - Jill E. Sommers	☐	☐	☐
13 - Carole E. Stone	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain
2. Advisory proposal to approve the Company's executive compensation.	☐	☐	☐	3. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

030B0B

80	Cboe Global Markets 2019 Proxy Statement

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Cboe Global Markets, Inc. Stockholders

Thursday, May 16, 2019, 9:00 a.m. CT

400 South LaSalle Street

Chicago, Illinois 60605

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: http://ir.cboe.com/annual-proxy

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CBOE

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Cboe Global Markets

Cboe Global Markets, Inc.

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2019

The undersigned hereby appoints Edward T. Tilly and Patrick Sexton, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cboe Global Markets, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Stockholders of the company to be held on May 16, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Cboe Global Markets 2019 Proxy Statement	81